UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________

THE GREATER CANNABIS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Florida	7370	30-0842570
(State or other Jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

244 2nd Ave N., Suite 9, St. Petersburg, FL 33701

(727) 482-1505

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

______________________

Sylios Corp

244 2nd Ave N., Suite 9

St. Petersburg, FL 33701

(727) 482-1505

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

______________________

Please send copies of all communications to:

John T. Root, Jr., Esq.

P.O. Box 701

Greenbrier, Arkansas 72058

(501) 529-8567

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ] Accelerated filer [ ] Non-accelerated filer [ ] Smaller reporting company [X]

(Do not check if a smaller reporting company)

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Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock offered by Selling Stockholders, par value $0.001 per share (3)	$.25	$696.19*
Total	$	$

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (“Securities Act”). The selling shareholders will offer their shares at $.25 per share until the Company’s shares are quoted on the OTC Markets (https://www.otcmarkets.com) Bulletin Board as an OTCQB qualified security and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

(2) Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(3) Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

* Previously paid

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION Dated June 20, 2017

THE GREATER CANNABIS COMPANY, INC.

24,027,342

Shares of

Common Stock

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus relates to the offering of up to 24,027,342 shares of our common stock, par value $0.001 per share (“Common Stock”). The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Selling shareholders are offering up to 24,027,342 shares of common stock. The selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated price. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs and expenses of this offering. Selling shareholders will pay no offering expenses. As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop. Our common stock is not currently listed on any national securities exchange, the NASDAQ stock market, OTC Bulletin Board, or the OTC Pink Sheets. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. Additionally, auditors have expressed substantial doubt as to our Company’s ability to continue as a going concern. See "Risk Factors" beginning on page, infra.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2017

We are applying to list our Common Stock on the OTC Bulletin Board under the symbol “GCAN”. No assurance can be given that our application will be approved.

Our common stock involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 10 before you decide to purchase any of our Common Stock.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”). For more information, see the prospectus subsection titled “Emerging Growth Company Status” starting on page 9.

The Company has minimal revenues to date and there can be no assurance that the Company will be successful in furthering its operations and/or revenues. Persons should not invest unless they can afford to lose their entire investment. Investing in our securities involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 12 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2017

TABLE OF CONTENTS

PROSPECTUS SUMMARY	7
THE OFFERING	10
SUMMARY FINANCIAL DATA	11
RISK FACTORS	12
NOTE ABOUT FORWARD-LOOKING STATEMENTS	26
TAX CONSIDERATIONS	27
USE OF PROCEEDS	27
DILUTION	28
DESCRIPTION OF SECURITIES	40
DIVIDEND POLICY	41
DESCRIPTION OF BUSINESS	41
PROPERTIES	53
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	54
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	59
EXECUTIVE COMPENSATION	60
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	61
MARKET FOR COMMON STOCK / SHARES ELIGIBLE FOR FUTURE SALE	63
WHERE YOU CAN FIND MORE INFORMATION	64
LEGAL PROCEEDINGS	64
EXPERTS	64
CORPORATE GOVERNANCE	65
FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. You should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider prior to investing. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in this prospectus, especially the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If you invest in our securities, you are assuming a high degree of risk.

Unless we have indicated otherwise or the context otherwise requires, references in the prospectus to “Greater Cannabis Company” the “Company,” “we,” “us” and “our” or similar terms are to The Greater Cannabis Company, Inc.

The Greater Cannabis Company, Inc. Story – Our Company

The Greater Cannabis Company, Inc. (f/k/a The Greater Cannabis Company, LLC) was formed in Florida on March 14, 2014. The Company's business plan is to concentrate on cannabis related investment and development opportunities through direct retail sales, investments in private and/or public entities, joint ventures, licensing agreements or acquisitions.

The Company's business model is divided into three areas of operation:

1. E-commerce- Through the Company's wholly owned subsidiary, GCC Superstore, LLC, the Company has established an online store whose merchandise includes pipes, vaporizers, grinders, hemp related products, CBD (Cannabidiol) related products and additional products focusing on the cannabis industry. The online store, GCC Superstore, was opened in June 2017 and can be found at www.gccsuperstore.com. At present, the GCC Superstore carries in excess of 1000 products from 20 suppliers and over 50 brands. The online store operates under a "drop-ship" model which affords it the benefit of less capital expenditure on inventory.

2. Advertising- With the development of the GCC Superstore, the Company will place directed advertising throughout the online store. Advertising will originate through Google AdSense or direct-advertising sales by the Company. The company will also use social media outlets such as Facebook, Twitter and Instagram in an effort to attract customers with product specific advertisements or posts.

3. Licensing- On July 31, 2014, the Company entered into a Licensing Agreement with Artemis Dispensing Technologies for the development and resell of an automated dispensing product. Under the collaboration and license agreement, Artemis was to be responsible for the development of a high end automated dispensing product. Upon launch and sales of the product, Artemis was to be responsible for the installation, training and customer support for the hardware and software. The Company was to be responsible for direct sales, addition of key distributors and sublicensing of specific territories within the U.S. Please see NOTE C- ARTEMIS LICENSING AGREEMENT for further information.

Going Concern

The Company is a development stage Enterprise and has not commenced planned principal operations. The Company had no revenues and has incurred losses of $639,095 for the period March 14, 2014 (inception) through the quarter ended March 31, 2017 and negative working capital of $114,095 at March 31, 2017. In addition, the Company incurred losses of $108,788 for the period March 14, 2014 (inception) through December 31, 2016 and negative working capital of $108,788 at December 31, 2016. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the commencement of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

Company Information

We are a Florida for-profit corporation. Our corporate address is 244 2nd Ave N., Suite 9, St Petersburg, FL 33701, our telephone number is (727) 482-1505 and our website is www.greatercannabiscompany.com. The information on our website and/or mobile apps (which is in development) is not a part of this prospectus.

Government Regulation

Our primary business plan includes our online store which sells cannabis, hemp, vape and CBD related products. We intend to remain within the guidelines outlined in the Cole Memo1 (as more fully described in this prospectus), which does not alter the Department of Justice's authority to enforce Federal law, including Federal laws relating to cannabis, but does recommend that U.S. Attorneys prioritize enforcement of Federal law away from the cannabis industry operating as permitted under certain state laws so long as certain conditions are met. However, we cannot provide complete assurance that we are in full compliance with the Cole Memo or any other laws or regulations relating to the cannabis industry. In addition, we cannot provide any assurance that such federal and state enforcement policies may deviate from the current policies in effect or in the future. See the “Risk Factors” and “Description of Business – Government Regulation” sections of this prospectus for more information.

Emerging Growth Company

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies.

Section 107(b) of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues are $1 billion, as adjusted, or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

1 See https://www.justice.gov/iso/opa/resources/3052013829132756857467.pdf The “Cole” Memo, Office of Public Affairs, issued by Deputy Attorney General James M. Cole, DAG Memo 8-29-13.

THE OFFERING

Securities offered	Up 24,027,342 shares of our Common Stock
Offering Amount	$6,006,836

Offering price	$.25 per share of Common Stock

Common Stock Issued and Outstanding Before This Offering	31,505,969 (1)(2)

Common Stock Issued and Outstanding After This Offering	31,505,969 (2)(3)(4)

Risk Factors	See “Risk Factors” beginning on page 11 and the other information set forth in this prospectus for a discussion of factors you should consider before deciding to invest in our securities.

Market for Common Stock	None

Dividends	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

(1) The number of shares of our common stock outstanding before this Offering is 29,005,969 as of June 20, 2017.

(2) On May 28, 2017, the Company entered into a Securities Purchase Agreement with Emet Capital Partners, LLC ("EMET"). As per the terms of the Agreement, the Company is required to reserve Two Million Five Hundred Thousand shares (2,500,000) of the Company's common stock. Simultaneous with the entry into the Securities Purchase Agreement, the Company issued a Convertible Note to EMET in the amount of Fifty-Five Thousand and NO/100 Dollars ($55,000.00). The shares reserved in the EMET transaction will not be issued until the Company receives a Notice of Conversion, but they are included within "The Offering" table as outstanding shares.

(3) In addition, EMET was issued a warrant to purchase 440,000 shares of the Company’s common stock. The shares to be issued under the warrant were not included in the offering nor in the calculation of the shares outstanding as of June 20, 2017. In the event that EMET were to fully exercise their warrant, the total number of shares outstanding would increase to 31,945,969. Please see NOTE J - SUBSEQUENT EVENTS for further information.

(4) We will however, receive proceeds from the issuance of 440,000 shares of our common stock underlying the warrant issued to EMET pursuant to the Securities Purchase Agreement dated May 25, 2017. The warrants have an exercise price of $0.50 and are exercisable for a period of five years.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, appearing elsewhere in this prospectus.

Statements of Operations Data

	For the quarter-ended March 31, 2017	For the year-ended December 31, 2016	For the year-ended December 31, 2015
Revenue	$ -	$ -	$ -
Loss from operations	$ (529,557)	$ (100,000)	$ (206)
Net loss	$ (530,307)	$ (103,000)	$ (3,206)

Balance Sheet Data

	As of March 31, 2017	As of December 31, 2016	As of December 31, 2015
Cash	$ 750	$ -	$ -

Total assets	$ 750	$ -	$ 100,000

Total liabilities	$ 114,845	$ 108,788	$ 105,788

Total stockholders’ (deficiency)	$ (114,095)	$ (108,788)	$ (5,788)

RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus, including the financial statements and related notes that appear at the end of this prospectus, before deciding to invest in our securities. These risks should be considered in conjunction with any other information included herein, including in conjunction with forward-looking statements made herein. If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

Risks Relating to Our Financial Condition

Our independent registered accounting firm has expressed concerns about our ability to continue as a going concern.

The report of our independent registered accounting firm expresses concern about our ability to continue as a going concern based on the absence of significant revenues, our significant losses from operations and our need for additional financing to fund all of our operations. It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unknown. If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our common stock.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operation.

As we have less than three years of corporate operational history and have yet to generate revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact that we operate in both the technology, retail and cannabis industries, which are three rapidly transforming industries. There is no guarantee that our products or services will remain attractive to potential and current users as these industries undergo rapid change or that potential customers will utilize our services.

As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors in the cannabis field, such as MassRoots, Inc. (“MSRT”), have a significantly larger user base and revenue stream, but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

Risks Relating to Our Business and Industry

Our proposed business is dependent on laws pertaining to the marijuana industry.

Continued development of the marijuana industry is dependent upon continued legislative authorization and/or voter approved referenda of marijuana at the state level.  Any number of factors could slow or halt progress in this area.  Further, progress for the industry, while encouraging, is not assured.  While there may be ample public support for legislative action, numerous factors impact the legislative process.  Any one of these factors could slow or halt use of marijuana, which would negatively impact our proposed business.

As of January 31, 2017, 28 states and the District of Columbia allow its citizens to use medical marijuana. Voters in the states of Colorado, Washington, Alaska, Oregon, California, Maine, Nevada, Massachusetts and the District of Columbia have approved ballot measures to legalize cannabis for adult use. The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use, cultivation and/or possession illegal on a national level. As discussed in the “Cole Memo” the former Obama administration has effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. Any change in the federal government’s enforcement of current federal laws could cause significant financial damage to us and our shareholders.

Cannabis remains illegal under Federal law.

Despite the development of a legal cannabis industry under the laws of certain states, these state laws legalizing medical and adult cannabis use are in conflict with the Federal Controlled Substances Act, which classifies cannabis as a “Schedule-I” controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that the Federal government has the right to regulate and criminalize cannabis, even for medical purposes, and thus Federal law criminalizing the use of cannabis preempts state laws that legalize its use. However, the Obama Administration has determined that it is not an efficient use of resources to direct Federal law enforcement agencies to prosecute those lawfully abiding by state laws allowing the use and distribution of medical and recreational cannabis. There is no guarantee that the Trump Administration will not change the Federal government’s stated policy regarding the low-priority enforcement of Federal laws in states where cannabis has been legalized. Any such change in the Federal government’s enforcement of Federal laws could cause significant financial damage to us and our shareholders.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations.

Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the services that we provide to users and advertisers. As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Our business provides services to customers that are engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another’s criminal activities. The Federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” 18 U.S.C. §2(a). As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

The alternative medicine industry faces strong opposition.

It is believed by many that well-funded, significant businesses may have a strong economic opposition to the medical marijuana industry as currently formed. We believe that the pharmaceutical industry clearly does not want to cede control of any compound that could become a strong selling drug. For example, medical marijuana will likely adversely impact the existing market for Marinol® aka ronabinol, the current “marijuana pill” sold by AbbVie, Inc. The “traditional” pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical industry makes in halting or rolling back the medical marijuana movement could have a detrimental impact on the market for our services and products and thus on our business, operations and financial condition.

Federal enforcement practices could change with respect to services provided to participants in the cannabis industry, which could adversely impact us. If the Federal government were to change its practices, or were to expend its resources on enforcement actions against service providers in the cannabis industry, such actions could have a materially adverse effect on our operations, our customers, or the sales of our products.

It is possible that additional Federal or state legislation could be enacted in the future that would prohibit our advertisers from selling cannabis and/or cannabis-related products, and, if such legislation were enacted, such advertisers may discontinue the use of our services, our potential source of customers would be reduced, and our revenues would decline. Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant use and advertise on our products, which would be detrimental to the Company. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Operating an online store open to all internet users may result in legal consequences.

Our Terms and Conditions clearly state that our online store, GCC Superstore, is only to be used by users who are over 21 years old and located where the use of cannabis is permissible under state law and only in a manner which would be permissible under the applicable state law. However, it is impractical to independently verify that all visitors to our online store fit into this description. As such, we run the risk of federal and state law enforcement prosecution.

We have implemented an aggressive content reporting review policy to remove any content which violates our Terms and Conditions. We have introduced a system that automatically flags any posts for review, removal, and possible account suspension that includes certain words such as "gun" or "acid.” As soon as content is flagged by one of GCC Superstore’s automated systems or by another user, it is removed from view until we have had the time to review the content.

Although the Obama Administration determined that it was not an efficient use of resources to direct Federal law enforcement agencies to prosecute those following certain state laws allowing for the use and distribution of medical and recreational cannabis, there can be no assurance that the Trump administration, or future administrations, will not change its stated policy and begin enforcement of the Federal laws against us or our users. Additionally, there can be no assurance that we will not face criminal prosecution from states where the use of cannabis is permitted for the use of cannabis in ways which do not fall under the state law. Finally, even if we attempt to prevent the use of our product in states where cannabis use is not permitted under state law, use of our app by those in such states may still occur and state authorities may still bring an action against us for the promotion of cannabis related material by those residing in such states.

Failure to properly scale our network could result in diminished user experience.

As our customer base increases at our online store, the network's infrastructure as it relates to storage space, bandwidth, processing ability, speed and other factors may begin to deteriorate or fail completely. This may result in deteriorating user experience, system failures or system outages for continued periods of time. Additionally, issues with cross-compatibility of our Android, iOS and Web properties may cause system errors, failures or other technical issues.

New online store features or changes to existing online store features for the Company’s GCC Superstore could fail to attract new customers, retain existing customers, or generate revenue.

Our business strategy is dependent on our ability to develop online store features to attract new customers and retain existing ones. Staffing changes, changes in customer behavior or development of competing networks may cause customers to switch to competing online stores or decrease their use of our online store. To date, our GCC Superstore, our online retail portal, is only in its beginning stages and it has begun to generate minimal revenue. There is no guarantee that individual customers will use these features and as a result, we may fail to generate revenue. Additionally, any of the following events may cause decreased use of our online store:

•	Emergence of competing websites and online retail stores;
•	Inability to convince potential customers to shop at our online store;
•	A decrease or perceived decrease in the quality of products at our online store;
•	An increase in content that is irrelevant to our users;
•	Technical issues on certain platforms or in the cross-compatibility of multiple platforms;
•	An increase in the level of advertisements may discourage user engagement;
•	A rise in safety or privacy concerns; and
•	An increase in the level of spam or undesired content on the network.

Conflicts of interest may arise from other business activities of our directors and officers.

Our sole officer and director, Wayne Anderson, currently serves in the role as President and Chairman of another publicly traded entity, Sylios Corp (a non-reporting publicly traded company “UNGS” on the OTC Pinksheets). As such, Mr. Anderson may not be able to dedicate the required time to the Company.

We are highly dependent on the services of key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management team, specifically Wayne Anderson. We currently do not have an Employment Agreement in place with Mr. Anderson. If we lose key employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

We will need to raise additional capital to continue operations over the coming year.

We anticipate the need to raise approximately $500,000 in capital to fund our operations through December 31, 2017. We expect to use these cash proceeds, primarily to accelerate our user growth, implement consumer-facing features to boost engagement and sales, expand on our product base at our online store, enter into different cannabis related business portals and remain in full legal and accounting compliance with the SEC. We cannot guarantee that we will be able to raise these required funds or generate sufficient revenue to remain operational.

Our monetization strategy is dependent on many factors outside our control.

There is no guarantee that our efforts to monetize The Greater Cannabis Company, Inc. nor its online store, GCC Superstore, will be successful. Furthermore, our competitors may introduce more advanced consumer portals that deliver a greater value proposition to customers shopping for similar products and to cannabis related businesses looking to advertise over the coming months. Customers may stop using our online store for many reasons, including the addition of advertising, preventing any monetization from occurring. The development of our online retail store may take longer than expected and cost more money than projected. Dispensaries may not have credit or bank cards due to banking regulations, which could significantly increase the cost and time required for us to generate revenue. All these factors individually or collectively may preclude us from effectively monetizing our business.

Government actions or digital distribution platform restrictions could result in our products and services being unavailable in certain geographic regions, harming future growth.

Due to our connections to the cannabis industry, governments and government agencies could ban or cause our network or future apps to become unavailable in certain regions and jurisdictions. This could greatly impair or prevent us from registering new customers at our online store in affected areas and prevent current customers from accessing the network. In addition, government action taken against our service providers, suppliers or partners could cause our network to become unavailable for extended periods of time.

Failure to generate customer growth or engagement could greatly harm our business model.

Our business model is reliant on its ability to attract and retain new customers at our online store. There is no guarantee that growth strategies used in the past will continue to bring new customers to our online store. Changes in relationships with our partners, contractors, suppliers and businesses we retain to grow our online store and expand product availability may result in significant increases in the cost to acquire new customers. Additionally, new customers may fail to engage with the network to the same extent current users are, resulting in decreased usage of the network and a potential decrease in revenue. Decreases in the size of our customer base and/or decreased product availability at our online store would greatly impair our ability to generate revenue.

Failure to attract advertising clients could greatly harm our ability to generate revenue.

Our ability to generate revenue is dependent on the continued growth of the online store and its ability to convince advertisers of its value. Should we prove unable to continue to grow our customer base or register advertising partners as the online store grows could significantly impact our ability to generate advertising revenue. There is no guarantee businesses will want to advertise on our online store or that we will be able to generate future revenue from its existing advertising base.

User engagement and growth depends on software and device updates beyond our control.

Our online store is currently available through the internet. With the development of our GCC Superstore mobile “app”, we anticipate it will be available on multiple operating systems, including iOS and Android, across multiple different manufacturers, including Motorola, LG, Apple and Samsung, on thousands of different individual devices. Changes to the device infrastructure or software updates on these devices could render our platforms and services useless or inoperable and require users to utilize our website rather than through the specific application for the user’s device. This could decrease engagement among current users and devalue our value proposition to advertisers. There is no guarantee that the GCC Superstore app will be approved for downloading through the iOS or Android platforms.

We may be unable to manage growth, which may impact our potential profitability.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

•	Establish definitive business strategies, goals and objectives;
•	Maintain a system of management controls; and
•	Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

We may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue and/or customer targets. We compete with both start-up and established retail and technology companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in the technological or cannabis markets.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

We may in the future be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time.  To date, we have not obtained directors and officers liability (“D&O”) insurance.  While neither Florida law nor our Articles of Incorporation or bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we have entered into an indemnification agreement with our President and intend to enter into similar agreements with other officers and directors in the future. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

If we are unable to maintain effective internal control over our financial reporting, the reputational effects could materially adversely affect our business.

Under the provisions of Section 404(a) of the Sarbanes-Oxley Act of 2002, as amended by the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC adopted rules requiring public companies to perform an evaluation of Internal Control over Financial Reporting (Internal Controls) and to report on our evaluation in our Annual Report on Form 10-K. Our Internal Controls constitute a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. In the event we discover material weakness in our internal controls and our remediation of such reported material weakness is ineffective, or if in the future we are unable to maintain effective Internal Controls, additional resulting material restatements could occur, regulatory actions could be taken, and a resulting loss of investor confidence in the reliability of our financial statements could occur.

Expansion by our well-established competitors into the cannabis industry could prevent us from realizing anticipated growth in users and revenues.

Competitors in the social network space, such as Twitter and Facebook, have continued to expand their businesses in recent years into other social network and advertising markets. If they decided to expand their business networks into the cannabis community, this could hurt the growth of our business, customer base, potential sales and advertising revenue and cause our revenues to be lower than we expect.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

The failure to enforce and maintain our intellectual property rights could enable others to use names confusingly similar to The Greater Cannabis Company, Inc. and other names and marks used by our business, which could adversely affect the value of the brand.

The success of our business depends on our continued ability to use our existing trade name in order to increase our brand awareness. In that regard, we believe that our trade name is valuable asset that is critical to our success. As of the date of this prospectus, we have not submitted our trademark application for our name, The Greater Cannabis Company, Inc. In the event we elect to submit an application to the U.S. Patent and Trademark Office, there is no guarantee that they will grant us a trademark. The unauthorized use or other misappropriation of our trade name could diminish the value of our business concept and may cause a decline in our revenue.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $50,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liabilities.

Insurance that is otherwise readily available, such as workers’ compensation, general liability, and directors and officer’s insurance, is more difficult for us to find and more expensive, because we are a service provider to companies in the cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

In 2017, The Greater Cannabis Company, Inc. expects to begin offering health, dental and vision insurance to its employees at an estimated monthly cost of $5,000-$10,000. The Greater Cannabis Company, Inc. carries general liability insurance. We do not currently hold any other forms of insurance, including directors’ and officers’ insurance. Because we do not have any other types of insurance, if we are made a party of a legal action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us that could cause us to cease operations.

Participants in the cannabis industry may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Despite recent rules issued by the United States Department of the Treasury mitigating the risk to banks who do business with cannabis companies operating in compliance with applicable state laws, as well as recent guidance from the United States Department of Justice, banks remain wary of accepting funds from businesses in the cannabis industry. Since the use of cannabis remains illegal under Federal law, there remains a compelling argument that banks may be in violation of Federal law when accepting for deposit funds derived from the sale or distribution of cannabis and/or related products. Consequently, businesses involved in the cannabis industry continue to have trouble establishing banking relationships. Our inability to open a bank account may make it difficult (and potentially impossible) for us, or some of our advertisers, to do business with us.

Risks Relating to our Common Stock and Offering

There is currently no trading market for our common stock, and liquidity of shares of our common stock is limited.

There is not yet an established public trading market for our securities. Hence, there is no central place, such as a stock exchange or electronic trading system, to resell common stock. As such, stockholders will have to locate a buyer and negotiate a private sale until a market is established.  It is our plan to utilize a market maker who will apply to have our common stock quoted on the Over the Counter Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA which operates the Over the Counter Bulletin Board, nor can there be any assurance that such an application for quotations will be approved or that a regular trading market will develop or that if developed, will be sustained.  In the absence of a trading market, an investor will be unable to liquidate his investment except by private sale.

Failure to develop or maintain a trading market could negatively affect its value and make it difficult or impossible for you to sell your shares. Even if a market for common stock does develop, the market price of common stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Should our stock become listed on the OTC Bulletin Board, if we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities in the secondary market.

Companies trading on the Over the Counter Bulletin Board, such as we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board.  As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.  In addition, we may be unable to get relisted on the OTC Bulletin Board, which may have an adverse material effect on the Company.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future.  The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant.  Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts.  There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors.  If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Authorization of preferred stock.

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of our authorized preferred stock, there can be no assurance that the Company will not do so in the future.

The Company arbitrarily determined the offering price and terms of the Shares offered through this Prospectus.

The price of the Shares has been arbitrarily determined and bears no relationship to the assets or book value of the Company, or other customary investment criteria.  No independent counsel or appraiser has been retained to value the Shares, and no assurance can be made that the offering price is in fact reflective of the underlying value of the Shares offered hereunder.  Each prospective investor is therefore urged to consult with his or her own legal counsel and tax advisors as to the offering price and terms of the Shares offered hereunder.

The Shares are an illiquid investment and transferability of the Shares is subject to significant restriction.

There are substantial restrictions on the transfer of the Shares. Therefore, the purchase of the Shares must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time.  There is not a public market for the resale of the Shares.  A prospective investor, therefore, may not be able to liquidate its investment, even in the event of an emergency, and Shares may not be acceptable as collateral for a loan.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

Our stock price may be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats. The volatility in our share price will be attributable to a number of factors. First, our common stock will be compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand. Second, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time. Moreover, the OTC Bulletin Board is not a liquid market in contrast to the major stock exchanges. We cannot assure you as to the liquidity or the future market prices of our common stock if a market does develop. If an active market for our common stock does not develop, the fair market value of our common stock could be materially adversely affected.

Our shares are subject to the U.S. “Penny Stock” Rules and investors who purchase our shares may have difficulty re-selling their shares as the liquidity of the market for our shares may be adversely affected by the impact of the “Penny Stock” Rules.

Our stock is subject to U.S. “Penny Stock” rules, which may make the stock more difficult to trade on the open market. Our common shares are not currently traded on the OTC Bulletin Board, but it is the Company’s plan that the common shares be quoted on the OTC Bulletin Board. A “penny stock” is generally defined by regulations of the U.S. Securities and Exchange Commission (“SEC”) as an equity security with a market price of less than US$5.00 per share. However, an equity security with a market price under US $5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i) the equity security is listed on NASDAQ or a national securities exchange;

(ii) the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US $5,000,000, or (b) average annual revenue of at least US $6,000,000; or

(iii) the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least US $2,000,000.

Our common stock does not currently fit into any of the above exceptions.

If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock will be subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share. Since our common stock is currently deemed penny stock regulations, it may tend to reduce market liquidity of our common stock, because they limit the broker/dealers’ ability to trade, and a purchaser’s ability to sell, the stock in the secondary market.

The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker’s commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, the Company’s shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 500,000,000 shares of common stock, of which 29,005,969 shares of common stock are issued and outstanding as of June 20, 2017. Our Board of Directors has the authority to cause us to issue additional shares of common stock and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

A reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by a reverse stock split given the reduced number of shares that will be outstanding following a reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split.

Following a reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, we cannot assure you that a reverse stock split will result in a share price that will attract new investors.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Because directors and officers currently and for the foreseeable future will continue to control The Greater Cannabis Company, Inc., it is not likely that you will be able to elect directors or have any say in the policies of The Greater Cannabis Company, Inc.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers and affiliates of The Greater Cannabis Company, Inc. beneficially own approximately 25% of our outstanding common stock. Due to such significant ownership position held by our insiders, new investors may not be able to effect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

Statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements include, among other things, statements regarding:

•	the growth of our business and revenues and our expectations about the factors that influence our success;
•	our plans to continue to invest in systems, facilities, and infrastructure, increase our hiring and grow our business;
•	our plans for the build out and expansion of our online store and portal, GCC Superstore, and the strategy and timing of any plans to monetize our network;
•	our user growth expectations;
•	our ability to attain funding and the sufficiency of our sources of funding;
•	our expectation that our cost of revenues, development expenses, sales and marketing expenses, and general and administrative expenses will increase;
•	fluctuations in our capital expenditures; and
•	our plans for potential business partners and any acquisition plans;

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this registration statement, of which this prospectus is a part, including the risks described under "Risk Factors.” Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances that occur in the future.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, financial condition, growth strategy and liquidity. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision. In addition, as discussed in “Risk Factors,” our shares may be considered a “penny stock” and, as a result, the safe harbors provided for forward-looking statements made by a public company that files reports under the federal securities laws may not be available to us.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

The pricing of the Shares has been arbitrarily determined and established by the Company. No independent accountant or appraiser has been retained to protect the interest of the investors. No assurance can be made that the offering price is in fact reflective of the underlying value of the Shares. Each prospective investor is urged to consult with his or her counsel and/or accountant as to offering price and the terms and conditions of the Shares. Factors to be considered in determining the price include the amount of capital expected to be required, the market for securities of entities in a new business venture, projected rates of return expected by prospective investors of speculative investments, the Company’s prospects for success and prices of similar entities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. The selling shareholders will offer their shares at $0.25 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders. These selling shareholders acquired their shares though a spin-off, Record date February 3, 2017, from Sylios Corp. The shares were paid out to shareholders on Payment Date, March 10, 2017, with the exception of the shares reserved for future issuances to Emet Capital Partners, LLC. Prior to the spin-off, The Greater Cannabis Company, Inc. was a wholly owned subsidiary of Sylios Corp. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

Stockholder	Beneficial Ownership Before Offering (ii)	Percentage of Common Stock Owned Before Offering (ii)	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (iii)	Percentage of Common Stock Owned After the Offering (iii)
Fisch & Co	1	*	1	0	0.0%
Suzi Smith-Woods	1	*	1	0	0.0%
Wilburn Woods	1	*	1	0	0.0%
Kenneth J. Adams	1	*	1	0	0.0%
Bronson & Mary Alexander Jt Ten	2	*	2	0	0.0%
Alpco	6257841	19.59%	6257841	0	0.0%
Amcor Holdings, Inc.	1	*	1	0	0.0%
American Energy Holdings LLC	1	*	1	0	0.0%
American Enterprise Investment Services Inc	14	*	14	0	0.0%
American Advisor Services Inc.	1	*	1	0	0.0%
Jimmy Wayne Anderson	19016	*	19016	0	0.0%
Nancy P Anderson	1	*	1	0	0.0%
Rita Anderson	27	*	27	0	0.0%
Kathleen Emily Anderson, UTMA	2	*	2	0	0.0%

Lauren Layne Anderson, UTMA	1	*	1	0	0.0%
Matthew Anderson, UTMA	2	*	2	0	0.0%
Sarah Anderson, UTMA	2	*	2	0	0.0%
Apex Clearing	11818	*	11818	0	0.0%
Around the Clock Partners, LP	96	*	96	0	0.0%
Around the Clock Trading & Capital Management, LLC	1	*	1	0	0.0%
Albert Edward Attianese	1	*	1	0	0.0%
B & S Land	1	*	1	0	0.0%
Gregory Baker	1	*	1	0	0.0%
Mark Baker	1	*	1	0	0.0%
Mattie K. Baker	1	*	1	0	0.0%
Paul Baker	1	*	1	0	0.0%
Vera F. Baker	1	*	1	0	0.0%
Myron Baker, Jr.	1	*	1	0	0.0%
Vera F. Baker, Trust , Vera F. Baker, TTEE	1	*	1	0	0.0%
Bank Julius Baer & Co LTD	32	*	32	0	0.0%
J. Paxton Barnett and Janice C. Barnett	1	*	1	0	0.0%
J Paxton Barnett TTEE, Charlotte Van Ness Barnett Tr U/A 4/21/89	4	*	4	0	0.0%
J. Paxton Barnett TTEE, Joe P. Barnett Grandchild TR	1	*	1	0	0.0%
National Financial Services LLC	1	*	1	0	0.0%
J. Paxton Barnett	31	*	31	0	0.0%
Joseph Paxton Barnett, Trustee of the Charlotte Van Ness Barnett,	26	*	26	0	0.0%
David W. Barrell Rev Trust, UAD 3/23/95	1	*	1	0	0.0%
Joyce Bartner	2	*	2	0	0.0%
Merry Christeena Basye	1	*	1	0	0.0%
Christopher Bauer	1	*	1	0	0.0%
Joseph Bauer	1	*	1	0	0.0%
Patrick Bauer	1	*	1	0	0.0%
Therese Bauer	1	*	1	0	0.0%
Martin L. Bayse	1	*	1	0	0.0%
Anthony Bianciella	1	*	1	0	0.0%
Cherie Bland	1	*	1	0	0.0%

Ronnie Bland	1	*	1	0	0.0%
Robert Lee Blankenship II	40000	*	40000	0	0.0%
Susan Ellen Thorsen Bloom	1	*	1	0	0.0%
BNP Paribas	14	*	14	0	0.0%
BNP Paribas Securities Corp	40824	*	40824	0	0.0%
BNP Paribas NY Branch FBO, Fortis Bank SA/NV	700	*	700	0	0.0%
BNP Paribus NY Branch FBO	60	*	60	0	0.0%
David Bodie	5000	*	5000	0	0.0%
Stuart Bram	1	*	1	0	0.0%
Annette Broom	1	*	1	0	0.0%
John G. Bunce	1	*	1	0	0.0%
Sharon A. Burgess TTEE, FBO Sharon A. Burgess REV TR	1	*	1	0	0.0%
Ennise Burke	1	*	1	0	0.0%
Hugh Burke	1	*	1	0	0.0%
Buzzbahn, LLC	5	*	5	0	0.0%
Cabo Canyon LLC	1	*	1	0	0.0%
Cantor Fitzgerald & Co	742	*	742	0	0.0%
Coleman R. Cassel	1	*	1	0	0.0%
Cassel Family Trust, December 31, 1999	11	*	11	0	0.0%
CEDE & Co	1	*	1	0	0.0%
Charles Schwab & Co Inc	1230708	3.85%	1230708	0	0.0%
Keith Childs	1	*	1	0	0.0%
Laura Childs	1	*	1	0	0.0%
Chimemarsh Co	107	*	107	0	0.0%
Michael Chumaro	1	*	1	0	0.0%
Citigroup Global Markets Inc	219309	*	219309	0	0.0%
Victoria J. Clark	1	*	1	0	0.0%
Summer Clark	1	*	1	0	0.0%
Joe F. Cooper and Gloria A. Cooper	1	*	1	0	0.0%
Cor Clearing, LLC	354498	1.11%	354498	0	0.0%
Arthur C. Cox III	1	*	1	0	0.0%
Credential Securities Inc.	25	*	25	0	0.0%
Hendrick L. Cromartie III	1	*	1	0	0.0%
James Leonard Crum	1	*	1	0	0.0%

Deborah Crum	3	*	3	0	0.0%
Darling Capital, LLC	1123500	3.52%	1123500	0	0.0%
David Lerner Associates Inc	1	*	1	0	0.0%
Davis Family Investments Corp	2	*	2	0	0.0%
Davis Management Corp.	1	*	1	0	0.0%
Alphonse Della-Donna TTEE, U/A dtd 11/09/92	1	*	1	0	0.0%
Ann Della-Donna TTEE, U/A dtd 05/03/1989	1	*	1	0	0.0%
John Anthony Delladonna	7	*	7	0	0.0%
John A Delladonna TTEE, UA 04-09-2004	600000	1.88%	600000	0	0.0%
Ann Della-Donna TTEE, Ann R. Della-Donna TR U/A 5/3/89	1	*	1	0	0.0%
Alphonse Della-Donna TTEE, Alphonse Della-Donna Rev TR U/A 11/9/92	1	*	1	0	0.0%
Paul Drucker	1	*	1	0	0.0%
Ivy Stewart Duggan	1	*	1	0	0.0%
E Trade Clearing LLC	3	*	3	0	0.0%
Wayne Ekers	1	*	1	0	0.0%
Brian Feingold	2	*	2	0	0.0%
Ron Ferlisi	1	*	1	0	0.0%
First Clearing, LLC	91	*	91	0	0.0%
First Southwest Company	1	*	1	0	0.0%
Fortis Bank SA/NV, Care of BNP Paribas RCC	1	*	1	0	0.0%
Steven J. Freer & Bonnie S. Freer, Trees of the Freer Fam TR DTD 06/13/07	1	*	1	0	0.0%
Judith Gaffney	1	*	1	0	0.0%
Michael Gaffney	1	*	1	0	0.0%
Jim Gallucio	1	*	1	0	0.0%
Frances Gallucio	1	*	1	0	0.0%
Marshall Garland	2	*	2	0	0.0%
Gerlach & Co.	52281	*	52281	0	0.0%
Chad Gevedon	1	*	1	0	0.0%
Brad Gevedon	1	*	1	0	0.0%
Kelly Graham	1	*	1	0	0.0%

Bryan P.S. Gray	1	*	1	0	0.0%
Jeff Griffith	1	*	1	0	0.0%
William C. Groover	1	*	1	0	0.0%
Vikram Grover	20000	*	20000	0	0.0%
Gundyco	1600	*	1600	0	0.0%
Hare & Co., LLC	240	*	240	0	0.0%
Harlis Trust	1	*	1	0	0.0%
John Haugabook	1	*	1	0	0.0%
Ronald Douglas Higdon Ann Higdon	1	*	1	0	0.0%
Carl William Hilliard	1	*	1	0	0.0%
Hilltop Securities Inc	27	*	27	0	0.0%
Adam Holden	1	*	1	0	0.0%
Matthew Holden	1	*	1	0	0.0%
William L. Holt	1	*	1	0	0.0%
Adam Houston	1	*	1	0	0.0%
HSBC Trinkaus & Burkhardt AG	67	*	67	0	0.0%
Kathy Hulley	1	*	1	0	0.0%
Dave Humphers	1	*	1	0	0.0%
Randy Hunt	1	*	1	0	0.0%
Interactive Broker LLC	28	*	28	0	0.0%
Interactive Brokers Retail Equity Clearing	1	*	1	0	0.0%
Investor Company	68800	*	68800	0	0.0%
Troy Ison	1	*	1	0	0.0%
J S International	1	*	1	0	0.0%
James Joseph Jasen Mary Ethel Jasen	1	*	1	0	0.0%
Leland Robert Jessen or Gene Nora Jessen JT TEN	1	*	1	0	0.0%
Nellie Johnson	1	*	1	0	0.0%
Shilpa Joshi	1	*	1	0	0.0%
JPMorgan Clearing Corp	109	*	109	0	0.0%
Kaly Trust	1	*	1	0	0.0%
Jill Kanan & Steve Kanan TTEES Westbay Management Co UAD DTD 2/1/1999	1	*	1	0	0.0%
Barbara Kanan, TTEE Barbara Kanan, Trust U/A DTD 12/26/96	1	*	1	0	0.0%
Malcolm Kanan, TTEE Malcolm Kanan, Trust U/A DTD 12/26/96	2	*	2	0	0.0%

Peter E. Kann Dennifer P. Kann	1	*	1	0	0.0%
Robert L. Kaplon	1	*	1	0	0.0%
KCG Americas LLC	36764	*	36764	0	0.0%
Keon Transport, LLC	1	*	1	0	0.0%
Cor Clearing FBO Howard Kirschner R/O IRA	1	*	1	0	0.0%
Knight Execution and Clearing Services	18392	*	18392	0	0.0%
Timothy P. Knoy	1	*	1	0	0.0%
John & Segri Koenig	1	*	1	0	0.0%
John Kratounis	1	*	1	0	0.0%
KYTX, LLC	1	*	1	0	0.0%
Nick A. Landolina TTEE Nick A. Landolina Rev TR U/A 1/16/90	1	*	1	0	0.0%
Hans Peetz-Larsen	1	*	1	0	0.0%
Louis Ledet	2	*	2	0	0.0%
Delaware Charter GRTEE & Trust Legent Clearing FBO Brett Levine, SEP IRA	1	*	1	0	0.0%
Legent Clearing FBO Adam Kaplon, A/C # 1342-1096	1	*	1	0	0.0%
Legent Clearing FBO Michael Kaplon, A/C # 4390-0719	1	*	1	0	0.0%
Legent Clearing FBO Robert & Sandra Kaplon Family Trust,	1	*	1	0	0.0%
Legent Clearing LLC FBO Sandra Kaplon, ACCT#2445-5573	1	*	1	0	0.0%
Legent Clearing LLC FBO Elizabeth O'Brien, ACCT# 7974-2617	1	*	1	0	0.0%
LEK Securities Corporation	38	*	38	0	0.0%
Melvin H. Levine	1	*	1	0	0.0%
Anthony Liantonio Lucille Liantonio	1	*	1	0	0.0%
Rosemary Lindsey TTEE Rosemary Lindseu Trust U/A 7/1/96	1	*	1	0	0.0%

LPL Financial LLC	438	*	438	0	0.0%
M L & C	4	*	4	0	0.0%
Barbara Macrae Andrew Macrae	1	*	1	0	0.0%
Paul Mark	1	*	1	0	0.0%
Dave Matheny	35785	*	35785	0	0.0%
Howard Matheny	7	*	7	0	0.0%
Howard E Matheny	4	*	4	0	0.0%
Lois Kathleen McGrady	1	*	1	0	0.0%
Merrill Lynch Pierce Fenner & Smith Incorporated	459843	1.44%	459843	0	0.0%
David Miller	1	*	1	0	0.0%
MLPF & S Cust FPO Barbara Howard, IRA	1	*	1	0	0.0%
Morgan Stanley & Co LLC	5	*	5	0	0.0%
Morgan Stanley Smith Barney	14	*	14	0	0.0%
Malcolm Morgan	1	*	1	0	0.0%
Morgan Stanley Smith Barney LLC Cust John Donato IRA Standard 12/03/2008	1	*	1	0	0.0%
Morgan Stanley Smith Barney LLC	1	*	1	0	0.0%
National Financial Services LLC	2581683	8.08%	2581683	0	0.0%
NBC Clearing Services Inc	1	*	1	0	0.0%
NBCN Inc.	1403969	4.40%	1403969	0	0.0%
NBCN Inc. ITF Pershing LLC (701085)	11	*	11	0	0.0%
NBCN (652136)	367	*	367	0	0.0%
Nesbitt Burns	269568	*	269568	0	0.0%
Mary Sue Neuman	1	*	1	0	0.0%
Ronald K. Neuman	1	*	1	0	0.0%
NFS Roth IRA FBO Caroline S. Boylan	1	*	1	0	0.0%
NFS Co Cust IRA Rollover FBO Stephen Peng	1	*	1	0	0.0%
NFS Co Cust IRA FBO Daniel R. Wickremasinghe	1	*	1	0	0.0%

NFS Custodian - Roth IRA FBO Randall L. Shields	1	*	1	0	0.0%
NFS Co Cust IRA Rollover FBO Timothy J. Geraghty	1	*	1	0	0.0%
NFS Custodian - Roth IRA FBO Danielle Steiner	1	*	1	0	0.0%
NFS Co Cust IRA Rollover FBO Gregory L. Johnson	1	*	1	0	0.0%
NFS Co Cust IRA Rollover FBO Gerald W. Daily	1	*	1	0	0.0%
NFS Custodian - Roth IRA FBO Lisa Elizabeth Lindsey	1	*	1	0	0.0%
NFS Custodian - Roth IRA FBO Robert F. Degarimore	1	*	1	0	0.0%
NFS Custodian - Roth IRA FBO Mihoko Steiner	1	*	1	0	0.0%
NFS TTEE TN Valley Authority 401K Plan	1	*	1	0	0.0%
Jesse Niesen	1	*	1	0	0.0%
Clayton Norris	1	*	1	0	0.0%
Oppenheimer & Co Inc	2	*	2	0	0.0%
Optionsxpress	1978	*	1978	0	0.0%
Phillip Oyung	1	*	1	0	0.0%
Jeffrey Jamison Parker	200000	*	200000	0	0.0%
Jeff Parker	1	*	1	0	0.0%
Pershing LLC	333088	1.04%	333088	0	0.0%
Phoenix Marketing Group, Inc.	40834	*	40834	0	0.0%
Progressive Axle & Tire Inc	1	*	1	0	0.0%
Amy Pye	1	*	1	0	0.0%
Qtrade Securities Inc.	4178	*	4178	0	0.0%
Questrade Inc	39	*	39	0	0.0%
Laura Quillin	1	*	1	0	0.0%
Shawn Quillin	1	*	1	0	0.0%
Marion Raber	7	*	7	0	0.0%
Jean Rachels	1	*	1	0	0.0%
Robert Raley	1	*	1	0	0.0%

Raymond James & Associates, Inc	1360	*	1360	0	0.0%
Raymond James & Associates Inc CSDN FBO David S. Matheny, IRA	1	*	1	0	0.0%
RBC Dominion Securities Inc.	249082	*	249082	0	0.0%
RBC Capital Markets LLC	141602	*	141602	0	0.0%
Michael Francis Reczek	1	*	1	0	0.0%
Redwood Management, LLC	1	*	1	0	0.0%
Republic Exploration, LLC	1	*	1	0	0.0%
James V. Ricciutti	1	*	1	0	0.0%
John Richard	1	*	1	0	0.0%
Paulette Richard	1	*	1	0	0.0%
John P. Richardson	1	*	1	0	0.0%
Britt Rodgers	1	*	1	0	0.0%
Karen Rodgers	1	*	1	0	0.0%
John R. Rogers	8	*	8	0	0.0%
NFS Rollover IRA FBO Jay Russo	1	*	1	0	0.0%
Andrew J. Sabetta Sr. Louise F. Sabetta	1	*	1	0	0.0%
Blair F Scanlon IRA Raymond James & Assoc Inc CSDN	1	*	1	0	0.0%
Blair Scanlon	2	*	2	0	0.0%
Blair F. Scanlon Jr	11	*	11	0	0.0%
James R.J. Scheltema	334	*	334	0	0.0%
Cor Clearing FBO Donald Schoenfel SEP IRA	1	*	1	0	0.0%
Scotia Capital Inc	56861	*	56861	0	0.0%
Scottrade Inc	4194797	13.13%	4194797	0	0.0%
Claudia Sieling	1	*	1	0	0.0%
SLMI Holdings, LLC	18	*	18	0	0.0%
Southwest Securities, Inc.	348	*	348	0	0.0%
Spraybreak Co	70	*	70	0	0.0%
State Street Bank & Trust Co	1	*	1	0	0.0%

Danielle Steiner James Steiner	1	*	1	0	0.0%
Mihoko Steiner	1	*	1	0	0.0%
James & Mihoko Steiner TTEE The Steiner Insurance Trust U/A 4/20/06	1	*	1	0	0.0%
Stephens, Inc	15	*	15	0	0.0%
Stifel Nicolaus & Co Inc	1	*	1	0	0.0%
Ron Still	1	*	1	0	0.0%
Swiss Quote Group Holding SA	41	*	41	0	0.0%
Steven D. Symms Loretta E. Symms	4	*	4	0	0.0%
Tangiers Investment Group, LLC	1391499	4.36%	1391499	0	0.0%
Tangiers Investors, LP	29	*	29	0	0.0%
TD Ameritrade Clearing Inc	55393	*	55393	0	0.0%
TD Ameritrade Inc	38	*	38	0	0.0%
TD Waterhouse Canada	12	*	12	0	0.0%
Joyce A. Tebo Jeffrey J. Tebo	1	*	1	0	0.0%
The Estate of Robert H. Jaffe	2	*	2	0	0.0%
Kevin Thompson	1	*	1	0	0.0%
Titlequest LLC	2	*	2	0	0.0%
Francois N. Toka	1	*	1	0	0.0%
Ed Tyson	1	*	1	0	0.0%
UBS Financial Services Inc	402	*	402	0	0.0%
USAA Investment Management Company	7	*	7	0	0.0%
Valvasone Trust	3	*	3	0	0.0%
Valvasone Trust, DTD 4/9/05 Richard Poythress, TTEE	1	*	1	0	0.0%
Gary Van Vorst	1	*	1	0	0.0%
Vanguard Marketing Corporation	496	*	496	0	0.0%
Judith Vaughn	1	*	1	0	0.0%
Lloyd Russell Vaughn	1	*	1	0	0.0%
Vera F Baker Trust	9	*	9	0	0.0%
George A. & Jean Wark	5	*	5	0	0.0%
Jean Wark	3	*	3	0	0.0%
Brian Warshaw	3	*	3	0	0.0%

Linda Warshaw	1	*	1	0	0.0%
Joseph Thomas Watters, III	1	*	1	0	0.0%
Casey Willis	1	*	1	0	0.0%
Horace E. Womack, Jr.	1	*	1	0	0.0%
Dale Woods	1	*	1	0	0.0%
Jerry Woratzeck	1	*	1	0	0.0%
Mary Woratzeck	1	*	1	0	0.0%
Dorothy L. Zuccaro TTEE Dorothy L. Sadlier Rev TR U/A 4/4/76	1	*	1	0	0.0%
Emet Capital Partners, LLC (v)	2,940,000	9.20%	2,500,000	440,000	1.37%
TOTAL	24,467,342		24,027,342	440,000	1.37%

* Less than 1%

(i) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time); none of the selling stockholders are broker-dealers.

(ii) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on 31,945,969 shares issued and outstanding as of June 20, 2017.

(iii) Assumes that all securities registered will be sold.

(iv) Number of shares includes shares issued to the selling stockholders in connection with the March 10, 2017 spin-off of a total of 21,527,342 shares of common stock. There were a total of 0 shares of the Company’s common stock issued to purchasers in private placements of which are being registered pursuant to this registration statement.

(v) Includes 2,500,000 shares of the Company's common stock reserved as per the terms of the Securities Purchase Agreement with Emet Capital Partners, LLC dated May 25, 2017 and 440,000 shares of common stock issuable to EMET Capital Partners, LLC as per the warrant issued on May 25, 2017. The shares issuable under the warrant are not included within the shares being registered. Please see NOTE J - SUBSEQUENT EVENTS for additional information.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal

• facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately-negotiated transactions;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• through the writing of options on the shares;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 500,000,000 shares of common stock, par value $.001 per share (the “Common Stock”) and 10,000,000 are shares of preferred stock, par value $.001 per share (the “Preferred Stock”). At the close of business on June 20, 2017, the Company had 29,005,969 shares of Common Stock issued and outstanding and no shares of Preferred stock issued and outstanding.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of its authorized preferred stock, there can be no assurance that the Company will not do so in the future.

Options and Warrants

On May 25, 2017, the Company issued a warrant to Emet Capital Partners, LLC ("EMET") granting EMET the right to purchase 440,000 shares of the Company's common stock at an exercise price of $.50. The warrant has a term of 5-years and expires on May 25, 2022.  Please see NOTE J - SUBSEQUENT EVENTS for further information.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer, 6725 Via Austi Pkwy, Suite 300 Las Vegas, NV 89119, Tel: (702) 361-3033 / (800) 785-PSTC Fax: (702) 433-1979.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by John T. Root, Jr., P.O. Box 701, Greenbrier, Arkansas 72058.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock and anticipate that, for the foreseeable future, no cash dividends will be paid on our common stock.

DESCRIPTION OF BUSINESS

Organization

We were organized in the state of Florida on March 14, 2014 as a limited liability company whose business plan is to concentrate on cannabis related investment and business development opportunities either through direct equity investments, joint ventures, licensing agreements or acquisitions. Our current operations are focused on our online store, GCC Superstore.

Our principal executive office is located at The Greater Cannabis Company, Inc., 244 2nd Ave N., Suite 9, St. Petersburg, FL 33701, and our telephone number is (727) 482-1505.

For the year ended December 31, 2016, we raised an aggregate of $0.00 from the sale of our securities. For the year ended December 31, 2016, we had a net loss of $103,000.

Our independent registered public accounting firm has issued an audit opinion for our Company, which includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern.

Emerging Growth Company

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies.

Section 107(b) of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues are $1 billion, as adjusted, or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Background: The Greater Cannabis Company, Inc.

The Greater Cannabis Company, Inc. was formed in March 2014 as a limited liability company under the name, The Greater Cannabis Company, LLC. The Company remained a wholly owned subsidiary of Sylios Corp until March 2017. The Company's business plan is to concentrate on cannabis related investment and development opportunities through its online retail store, direct equity investments, joint ventures, licensing agreements or acquisitions.

On July 31, 2014, the Company entered into a Licensing Agreement with Artemis Dispensing Technologies ("Artemis") for the development and resell of an automated dispensing product. Under the collaboration and license agreement, Artemis was to be responsible for the development of a high end automated dispensing product. Upon launch and sales of the product, Artemis was to be responsible for the installation, training and customer support for the hardware and software. The Company was to be responsible for direct sales, addition of key distributors and sublicensing of specific territories within the U.S. Under the terms of the agreement, the Company was to pay to Artemis a licensing fee in the total amount of $500,000.00 broken into tranches and based on development parameters. Artemis was to receive a percentage of transaction fees generated on a monthly basis per unit. The Company was to receive revenue generated directly from sales either though its website or sales staff, a royalty from sales generated through third party vendors/distributors or a percentage of any sub-licenses sold. In addition, the Company was to have the first right of refusal to purchase a license for the use of the same technology in other countries. Please see NOTE C- ARTEMIS LICENSING AGREEMENT for additional information.

On December 16, 2016, Sylios Corp's Board of Directors voted to file a Notice of Conversion for its wholly owned subsidiary, The Greater Cannabis Company, LLC. The Notice was filed with the State of Florida Division of Corporations on January 13, 2017 to convert The Greater Cannabis Company, LLC from a limited liability company to a Florida for-profit corporation. The company name, The Greater Cannabis Company, LLC, was changed to The Greater Cannabis Company, Inc. Included within the filing, The Greater Cannabis Company, Inc. filed its Articles of Incorporation and authorized 500 million shares of Common stock and 10 million shares of Preferred stock.

On January 9, 2017, the Company’s Board of Directors voted to file Articles of Organization to form a new entity, GCC Superstore, LLC. The Articles of Organization were filed with the State of Florida on January 13, 2017 with a requested effective date of January 9, 2017.

In January 18, 2017, Sylios Corp filed a corporate action with the Financial Industry Regulatory Authority (“FINRA”) to effect a partial spin-off of its wholly owned subsidiary, The Greater Cannabis Company, Inc., through a stock dividend. Please see NOTE A- SPIN-OFF for further information.

On March 7, 2017, Sylios Corp received notification from the Financial Industry Regulatory Authority (“FINRA”) that they had received the necessary documentation to process the corporate action requested by Sylios Corp and its transfer agent, Pacific Stock Transfer. The Company's Payment Date was set at March 10, 2017 and the distribution(s) were made consistent with such approval.

The GCC Superstore

The GCC Superstore can be found at www.gccsuperstore.com

GCC Superstore Store

The Greater Cannabis Company, Inc. operates the GCC Superstore, an online store built on the Shopify platform. Visitors are able to order pipes, vape, CBD products and other hemp and cannabis related products by selecting the products they would like to order, entering their shipping and billing information and confirming the order. The GCC Superstore is part of the Company’s primary business plan. The Company intends on aggressively expanding its product line over the next two quarters. As a drop-ship business model, the Company is not required to acquire excessive inventory.

The GCC Superstore is accessible at the Company's a website, www.GCCSuperstore.com. The Company is currently in the process of developing an app as a free mobile application which can be downloaded through the iOS APP Store or the Google Play Marketplace. The Company anticipates that the mobile app will be fully developed and ready for download during the third quarter of 2017. There is no guarantee that either marketplace will approve the downloading of the Company's app due to the nature of our business.

Background GCC Superstore, LLC

On January 9, 2017, the Company’s Board of Directors voted to file Articles of Organization to form a new entity, GCC Superstore, LLC. The Articles of Organization were filed with the State of Florida on January 13, 2017 with a requested effective date of January 9, 2017. The GCC Superstore, LLC is a wholly owned subsidiary of the Company.

In June 2017, we launched our online store, GCC Superstore, with limited merchandise such as pipes, vape, CDB, hemp and cannabis related products.

As an online retail store operating under a drop-ship model, GCC Superstore is able to rapidly scale its products and services with minimal marginal costs – each additional brand, category or product that we add to our platform adds negligible server hosting costs. It also allows us to have a virtual presence and exposure to every regulated cannabis market without establishing a costly physical presence in each state. This minimizes the costs of scaling and required capital while, at the same time, offering a direct role in the cannabis industry without ever touching the plant itself.

GCC Superstore, LLC Products

Currently, our products at our online store, GCC Superstore, consist of approximately 1000 SKU's from 20 suppliers and in excess of 50 brands. Some of the more well-known brands we carry are Atmos, Green Flash Glass, Boundless, Cloud, Exxus, Santa Cruz, Grav, Cali Crusher just to name a few. Our business model consists of two revenue streams through the GCC Superstore. The first is through our direct customer sales and the second is through our business advertising portal throughout the GCC Superstore.

Definitions of Key Metrics

Total customers ("Customers") is defined as every customer who currently has an account through the Company’s GCC Superstore presently and in the future. It does not include customers who have deleted their account. It does not reflect active usage over any set period of time.

User Growth and Product Distribution Channels

It is the Company’s plan to have the GCC Superstore app distributed free of charge through the iOS App Store and/or the Google Play Marketplace upon approval by the respective parties. There is no guarantee that either party will approve our app for distribution through their channel. If approved, prospective users will be able to search for the GCC Superstore app during the third quarter of 2017 on these platforms, read user-reviews and make a decision on whether or not to download and utilize the GCC Superstore app.

The GCC Superstore has primarily gained customers through organic growth - customers telling their friends about the online store. To date, we have not advertised online or through more traditional avenues. In the future, the Company may elect to purchase advertising through Google, trade periodicals or alternative advertising means.

The Greater Cannabis Company, Inc. intends to retain the owners of several widely-followed Instagram, Facebook and Twitter accounts as independent contractors. We estimate there are over 6,000,000 people actively posting about cannabis or following cannabis-related pages on Instagram – our team viewed this as the easiest market for us to capture as these users were already discussing cannabis in a social environment on a mobile application.

Market Conditions

The Greater Cannabis Company, Inc. is poised to take advantage of the rapidly growing cannabis industry.

Cannabis Market Growth and Current Trends

Over the past few years, there have been a series of events that have help further shape the development of the cannabis and mobile technology industries:

•

On August 29, 2013, Deputy Attorney General James Cole issued a memo (the “Cole Memo”) in response to certain states passing measures to legalize the medical and adult-use of cannabis. The Cole Memo does not alter the Department of Justice's authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law, but does recommend that U.S. Attorneys focus their time and resources on certain priorities, rather than businesses legally operating under state law. These guidelines focus on ensuring that cannabis does not cross state lines, keeping dispensaries away from schools and public facilities, and strict-enforcement of state laws by regulatory agencies, among other priorities.

•

On January 1, 2014, the first sales of cannabis for adult-use permissible under state law took place in Colorado. This event resulted in significant media coverage for the industry. Since that time, three other states and the District of Columbia have made adult-use permissible under their state law and several states have ballot proposals pending at upcoming elections.

•

On February 14, 2014, the Departments of Justice and Treasury issued a joint memo allowing banks and financial institutions to accept deposits from dispensaries operating legally under state law. In most cases, dispensaries had been forced to operate on a cash basis, presenting significant security and accounting issues. This was a major step in legitimizing and accepting the cannabis industry on a national level. Further, the passing of the Rohrabacher Farr Amendment (defined below) in 2014 and 2015 indicates some level of support in Congress for medicinal cannabis, even if its actual effect is still undetermined. See additional discussion on government regulations in the “Government Regulation” section below.

See additional discussion on government regulations in the “Government Regulation” section below.

Current States with Laws Permitting the Medical or Adult Use of Cannabis

As of December 31, 2016, 28 states and the District of Columbia have passed laws allowing some degree of medical use of cannabis, while eight of those states and the District of Columbia have also legalized the adult-use of cannabis. The states which have enacted such laws are listed below:

State	Year Passed
1.Alaska*	1998
2.Arizona	2010
3. Arkansas	2016
4.California*	1996
5.Colorado*	2000
6.Connecticut	2012
7.District of Columbia*	2010
8.Delaware	2011
9. Florida	2016
10.Hawaii	2000
11.Illinois	2013
12.Maine*	1999
13. Maryland	2014
14.Massachusetts*	2012
15.Michigan	2008
16.Minnesota	2014
17.Montana	2004
18.Nevada*	2000
19.New Hampshire	2013
20.New Jersey	2010
21.New Mexico	2007
22. New York	2014
23. North Dakota	2016
24. Ohio	2016
25.Oregon*	1998
26. Pennsylvania	2016
27.Rhode Island	2006
28.Vermont	2004
29.Washington*	1998

* State has enacted laws permitting the adult use of cannabis, in addition to medical use.

Public Support for Legalization Increasing

A Gallup poll conducted in October 2013 found that 58% of the American people supported legalizing the adult-use of cannabis, an increase of 22% from 2005. This is the first time in American history the majority of registered voters support the full legalization of cannabis for adult-use. Moreover, 67% of participants aged 35 and below voted in support of recreational adult-use, setting the trend for years to come.

A 2016 ArcView Market Research report predicts an additional 14 states will legalize the adult-use of cannabis and two states will legalize medical-use within the next five years. If public support for cannabis legalization continues to increase, we believe it is likely that Federal policies towards marijuana will be reformed. The combination of additional states legalizing adult-use under state law, expansion of medical-use provisions in states where it is currently permitted under state law and increased public awareness is projected to cause marijuana sales permitted under state law to grow from $1.43 billion in 2013 to $10.2 billion in 2018, according to ArcView Market Research.

The Greater Cannabis Company, Inc.’s business model is designed to scale as marijuana legalization continues to spread. Every state that legalizes the medicinal or adult-use of cannabis expands the number of licensed businesses in the industry, increasing our potential customer base and potential revenues.

Market Conditions that Could Limit Our Business

Cannabis is a Schedule I Controlled Substance under Federal law and, as such, there are several factors that could limit our market and our business. They include, but are not limited to:

•

The Federal government and many private employers prohibit drug use of any kind, including cannabis, even where it is permissible under state law. Random drug screenings and potential enforcement of these employment provisions significantly reduce the size of the potential cannabis market;

•

Enforcement of Federal law prohibiting cannabis occurs randomly and often without notice. This could scare many potential investors away from cannabis-related investments and makes it difficult to make accurate market predictions;

•

There is no guarantee that additional states will pass measures to legalize cannabis under state law. In many states, public support of legalization initiatives is within the margin of error of pass or fail. This is especially true when a supermajority is needed to pass measures, like in Florida where a state constitutional amendment permitting medical cannabis has been proposed but requires 60% approval to pass. Changes in voters' attitudes and turnout have the potential to slow or stop the cannabis legalization movement and potentially reverse recent cannabis legalization victories;

•

There has been some resistance and negativity as a result of recent cannabis legalization at the state level, especially as it relates to “drugged driving”. The lack of clearly defined and enforced laws at the state level has the potential to sway public opinion against marijuana legalization; and

•

Even if the Federal government does not enforce the Federal law prohibiting cannabis, the legality of the state laws regarding the legalization of cannabis are being challenged through lawsuits. Oklahoma and Nebraska recently sued Colorado over the legalization of cannabis, and other lawsuits have been brought by private groups and local law enforcement officials. If these lawsuits are successful, state laws permitting cannabis sales may be overturned and significantly reduce the size of the potential cannabis market and affect our business.

Additional discussion of government regulations is available in the “Government Regulation” section below.

Technology Industry

Mobile Devices Dominate the Industry

Over the past five years, mobile devices have redefined the technology industry. Smartphones were owned by two-thirds of U.S. mobile subscribers as of the fourth quarter of 2013, according to a February 2014 Nielsen Research Report. Smartphone sales worldwide increased 38.4% worldwide in 2013 according to a January 2014 IDC’s Worldwide Quarterly Mobile Phone tracker report. Additionally, 195 million mobile tablets were sold in 2013, an increase of 67.9% year over year, according to a March 2014 Gartner Research Report.

When the rapidly-growing smartphone and tablet market size is combined with the development of fast, reliable and relatively inexpensive data plans from wireless carriers, it becomes clear why mobile applications “Apps” have surged in popularity and value over recent years.

The Rise of Mobile-First Networking

The popularity, market share and value of mobile-first networks are increasing, especially if focused on a niche market.

•	In August 2012, Facebook acquired Instagram for $521 million, a network without significant revenue, but a user base of approximately 100 million.
•	In late 2013, Facebook bid a reported $3 billion to purchase SnapChat, which was rejected by SnapChat’s Board of Directors.
•	In early 2014, Facebook acquired WhatsApp for a reported $18 billion in cash and stock.

Additionally, there has been rapid growth in other mobile user driven niche networks, such as: Whisper (anonymous confessions) recently raised $30 million at a reported $200 million valuation; Vine (short videos) was acquired pre-launch by Twitter for $30 million; and Badoo (adventurers) has a reported valuation of $2 billion.

Fundraising and Previous Offerings

From March 14, 2014 (date of Inception) through March 31, 2017, the Company raised $750.00 through the issuance of two Promissory Notes. Please see NOTE E- NOTES PAYABLE TO THIRD PARTIES and NOTE J- SUBSEQUENT EVENTS for further information.

Employees and Consultants

The Greater Cannabis Company, Inc. has 1 part-time employee, and two part-time independent contractors. The Company has utilized the services of two web development firms to build out the GCC Superstore. The Company's current President, Wayne Anderson, also serves in the role of another publicly traded company, Sylios Corp. The Company anticipates that it will need to retain the services of additional management and key personnel in the near future to further its business plan.

Amount Spent on Research and Website Development

The Greater Cannabis Company, Inc. invests a significant portion of its operating budget in developing the GCC Superstore. We expect to spend approximately $500,000 during the fiscal year ended December 31, 2017 on further development-related payroll and expenses. We spent $0 on research and development-related salaries for the year ended December 31, 2016.

Insurance

In 2017, The Greater Cannabis Company, Inc. will begin offering health, dental and vision insurance to its employees at an estimated monthly cost of $2,000. The Greater Cannabis Company, Inc. also carries general liability insurance. We do not currently hold any other forms of insurance, including directors’ and officers’ insurance. Because we do not have any insurance, if we are made a party of a legal action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us that could cause us to cease operations.

Government Regulation

Marijuana is categorized as a Schedule I controlled substance by the Drug Enforcement Agency and the United States Department of Justice and is illegal to grow, possess and consume under Federal law. However, 28 states and the District of Columbia have passed state laws that permit doctors to prescribe cannabis for medical-use and four states and the District of Columbia have enacted laws that legalize the adult-use of cannabis for any reason. This has created an unpredictable business-environment for dispensaries and collectives that legally operate under certain state laws but in violation of Federal law.

Cole Memo

On August 29, 2013, United States Deputy Attorney General James Cole issued the Cole Memo to United States Attorneys guiding them to prioritize enforcement of Federal law away from the cannabis industry operating as permitted under certain state laws, so long as:

•

cannabis is not being distributed to minors and dispensaries are not located around schools and public buildings;

•

the proceeds from sales are not going to gangs, cartels or criminal enterprises;

•

cannabis grown in states where it is legal is not being diverted to other states;

•

cannabis-related businesses are not being used as a cover for sales of other illegal drugs or illegal activity;

•

there is not any violence or use of fire-arms in the cultivation and sale of marijuana;

•

there is strict enforcement of drugged-driving laws and adequate prevention of adverse health consequences; and

•

cannabis is not grown, used, or possessed on Federal properties.

The Cole Memo is meant only as a guide for United States Attorneys and does not alter in any way the Department of Justice’s authority to enforce Federal law, including Federal laws relating to cannabis, regardless of state law. We believe we have implemented procedures and policies to ensure we are operating in compliance with the "Cole Memo". However, we cannot provide assurance that our actions are in full compliance with the Cole Memo or any other laws or regulations. Per The Greater Cannabis Company, Inc. and that of its wholly owned subsidiary, GCC Superstore, LLC, Terms and Conditions:

•	Users must agree that they are located in a state where medical-use or adult-use of cannabis is legal;
•	Users must be of legal age to consume cannabis in their particular state (18 or 21 years old, depending on the state);
•	Users may only post content that is in compliance with their state’s laws;
•	Users may not solicit or distribute cannabis through The Greater Cannabis Company, Inc. or its GCC Superstore;
•	Posting of any other drugs or substances, including prescription pain pills, is prohibited and will result in account termination;
•	Posting of any violence or threat of violence is prohibited and will result in account termination;
•	Posting of any drugged-driving content is prohibited and will result in account termination; and
•	Posting of any copyright-protected content is prohibited and will result in account termination.

We have implemented an aggressive content and account review program to ensure compliance with our Terms and Conditions. When an account is reported, the post is automatically removed from the GCC Superstore until further review. The Greater Cannabis Company, Inc. then reviews the content within 24 hours and either approves it as within our Terms and Conditions or permanently deletes it and bans the Customer's account.

Our business plan includes allowing cannabis dispensaries to advertise on our website which we believe could be deemed to be aiding and abetting illegal activities, a violation of Federal law. We intend to remain within the guidelines outlined in the Cole Memo. However, we cannot provide assurance that we are in full compliance with the Cole Memo or any other laws or regulations.

Rohrabacher Farr Amendment

On December 16, 2014, H.R. 83 - Consolidated and Further Continuing Appropriations Act, 2015 was enacted and included a provision known as the “Rohrabacher Farr Amendment” which states:

None of the funds made available in this Act to the Department of Justice may be used, with respect to the States of Alabama, Alaska, Arizona, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Illinois, Iowa, Kentucky, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Hampshire, New Jersey, New Mexico, Oregon, Rhode Island, South Carolina, Tennessee, Utah, Vermont, Washington, and Wisconsin, to prevent such States from implementing their own State laws that authorize the use, distribution, possession, or cultivation of medical marijuana.

The Rohrabacher Farr Amendment represents one of the first times in recent history that Congress has taken action indicating support of medical cannabis. The Rohrabacher Farr Amendment was renewed by Congress in 2015 and remains in effect currently.

The Rohrabacher Farr Amendment would appear to protect the right of the states to determine their own laws on medical cannabis use; however, the actual effects of the amendment are still unclear. The Rohrabacher Farr Amendment did not remove the federal ban on medical cannabis and cannabis remains regulated as a Schedule I controlled substance. Further, the United States Department of Justice has interpreted the Rohrabacher Farr Amendment as only preventing federal action that prevents states from creating and implementing cannabis laws — not against the individuals or businesses that actually carry out cannabis laws – and has continued to sporadically commence enforcement actions against individuals or businesses participating in the cannabis industry despite such participation being legal under state law. Whether this interpretation is appropriate is still being litigated, and, while an initial district court decision has not supported the Department of Justice’s interpretation, such decision is currently under appellate review. In addition, no matter what interpretation is adopted by the courts, there is no question that the Rohrabacher Farr Amendment does not protect any party not in full compliance with state medicinal cannabis laws.

Potential Changes to Federal Laws and Enforcement Priorities

Although the Department of Justice has stated in the Cole Memo that it is not an efficient use of limited resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state laws allowing the use and distribution of medical cannabis, there is no guarantee that the Department of Justice’s position will not change regarding the low-priority enforcement of federal laws. Further, the United States has a new administration in 2017, which could introduce a less favorable cannabis enforcement policy. There can be no assurances that any future administration would not change the current enforcement policy and decide to strongly enforce the federal laws.

In light of the 2005 U.S. Supreme Court ruling in Gonzales v. Raich, under the commerce clause of the constitution, Congress may pass laws to criminalize the production and use of home-grown cannabis even where states have approved its use for medicinal purposes, which leads to the conclusion that the Controlled Substances Act may preempt state laws relating to any cannabis-related activity. Any such change in the federal enforcement program of current federal laws could cause significant financial damage to our business. While we do not directly harvest, distribute, or distribute cannabis today, we still may be deemed to be violating federal law and may be irreparably harmed by a change in enforcement by the federal or state governments.

Trademarks

The success of our business depends on our continued ability to use our existing trade name in order to increase our brand awareness. In that regard, we believe that our trade name is valuable asset that is critical to our success. As of the date of this prospectus, we have not submitted a trademark application for our name, The Greater Cannabis Company, Inc. or that of our subsidiary, GCC Superstore, LLC. In the event the Company does file an application, there is no guarantee that the U.S. Patent and Trademark Office will grant us a trademark. The unauthorized use or other misappropriation of our trade name could diminish the value of our business concept and may cause a decline in our revenue.

Competitors, Methods of Completion, Competitive Business Conditions

We believe that we face significant direct competition in the retail sector for cannabis paraphernalia. There are several direct competitors such as 420 Science, GRAV, Got Vape and Smoking Cartel just to name a few. In addition, several of the GCC Superstore suppliers sell directly to consumers. The Company believes the density of cannabis consumers and the wide product selection are what will make The Greater Cannabis Company, Inc. and The GCC Superstore attractive to cannabis consumers and will help to serve as our main competitive advantage.

Legal Proceedings

From time to time we may be a defendant and plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities be incurred in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our consolidated financial position, results of operations or cash flow at this time. Furthermore, Management of the Company does not believe that there are any proceedings to which any director, officer, or affiliate of the Company, any owner of record of the beneficially or more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

Sources and Availability of Raw Materials

We do not use raw materials in our business.

Seasonal Aspect of our Business

None of our products are affected by seasonal factors.

Reports to Security Holders

We are required to file reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are available to you free of charge at the SEC's web site at www.sec.gov. We are an electronic filer with the SEC and, as such, our information is available through the Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This information may be found at www.sec.gov and posted on our website for investors at http://greatercannabiscompany.com/sec-filings/.

PROPERTIES

Since our inception on March 14, 2014, we have shared space with our former parent company, Sylios Corp. Our current office space is located at 244 2nd Ave N., Suite 9, St. Petersburg, FL 33701. As our operations grow, we anticipate requiring additional space at some point during 2017. There is no guarantee that we will remain in Florida. We are currently not party to any lease agreement and do not have to reimburse Sylios Corp for our office space. In the event The Greater Cannabis Company, Inc. retains new management, we will most likely be required to find new office space.

We do not own any real property.

We believe that our facilities are adequate for our current needs and that, if required, we will be able to expand our current space or locate suitable new office space and obtain a suitable replacement for our executive and administrative headquarters.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

Please read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto, as well as the “Risk Factors” and “Description of Business” sections included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

Overview

The Greater Cannabis Company, Inc. (f/k/a The Greater Cannabis Company, LLC) was organized in the State of Florida on March 14, 2014. Since our inception, we have generated only minimal revenues from business operations. Our independent registered public accounting firm has issued a going concern opinion. This means there is substantial doubt that we can continue as an on-going business unless we obtain additional capital to pay our ongoing operational costs. Accordingly, we must locate sources of capital to pay our operational costs.

Our operational expenditures are primarily related to the development of our wholly owned subsidiary, GCC Superstore and the costs related to being a fully reporting company with the SEC.

The Greater Cannabis Company, Inc.’s business model is designed to scale as marijuana legalization continues to spread: every state that legalizes the medicinal or adult-use of cannabis expands the number of licensed businesses in the industry, increasing our potential revenue.

The below discussions are as of the date stated (unless specifically noted otherwise) and should be read in conjunction with financial statements and notes thereto for the applicable period referenced. These discussions may include information that has since changed and may not be consistent with other sections of this prospectus.

Recent Developments

On March 21, 2017, the Company entered into a Collateral Agreement with Sylios Corp ("Borrower") and SLMI Energy Holdings, LLC ("Lender") whereby the Company is released from any guaranty of the debt between Borrower and Lender. Lender has agreed to release the UCC lien on the Company effective upon execution of the Agreement.

On March 7, 2017, Sylios Corp received notification from FINRA that they had received the necessary documentation to process the corporate action requested by Sylios and its transfer agent, Pacific Stock Transfer. The Payment Date was revised to March 10, 2017.

On February 22, 2017, the Company and Sylios Corp. entered into a Anti-Dilution Agreement whereby at any time after the date of the Agreement, if the Company shall issue or propose to issue any additional shares of the Company’s common stock, or warrants, options (excluding any options granted to employees of the Company in accordance with any employee plans, now or hereinafter in effect) or other rights or instruments of any kind convertible into or exercisable or exchangeable for shares of Common Stock, Sylios Corp. shall have the right to subscribe for and to purchase at the same price per share that number of Additional Securities necessary to maintain a Fully-Diluted Ownership Percentage or 19.99% of the Company’s issued and outstanding Common Stock.

In January 18, 2017, Sylios Corp (“Sylios”) filed a corporate action with the Financial Industry Regulatory Authority (“FINRA”) to effect a partial spin-off of its wholly owned subsidiary, The Greater Cannabis Company, Inc., through a stock dividend. Please see NOTE A- SPIN-OFF for further information.

On January 12, 2017, the Company filed a Reinstatement with the State of Florida to bring the Company current.

On January 9, 2017, the Company’s Board of Directors voted to file Articles of Organization to form a new Florida limited liability company, GCC Superstore, LLC. The Articles of Organization were filed with the State of Florida on January 13, 2017 with a requested effective date of January 9, 2017. The new entity will become a wholly owned subsidiary of The Greater Cannabis Company, Inc. and will remain as such post spin-off.

On December 24, 2016, the Company entered into a Consulting Agreement with Valvasone Trust for services related to document preparation for the following items: Conversion from a limited liability company to a Florida for profit corporation, Cusip, S-1 registration statement, FINRA corporate action and additional State of Florida filings.

On December 16, 2016, Sylios Corp’s Board of Directors voted to file a Notice of Conversion for its wholly owned subsidiary, The Greater Cannabis Company, LLC.  The Notice was filed with the State of Florida Division of Corporations on January 13, 2017 to convert The Greater Cannabis Company, LLC from a limited liability company to a Florida for-profit corporation. The company name, The Greater Cannabis Company, LLC, was changed to The Greater Cannabis Company, Inc. Included within the filing, The Greater Cannabis Company, Inc. filed its Articles of Incorporation and authorized 500 million shares of Common stock and 10 million shares of Preferred stock.

Financing Needs

In order to fund our operations, including further build-out of the GCC Superstore, we rely upon direct investments, partnerships and joint ventures with accredited investors. Once the Company becomes profitable, we intend to fund our operations from free cash flow.

At present, the Company only has sufficient funds to conduct its operations for three to six months. There can be no assurance that additional financing will be available in amounts or on terms acceptable to the Company, if at all.

If we are not successful in generating sufficient liquidity from Company operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on the Company’s business, results of operations liquidity and financial condition.

The Company presently does not have any available credit, bank financing or other external sources of liquidity. Due to its brief history and historical operating losses, the Company’s operations have not been a source of liquidity. The Company will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, the Company may need to sell additional shares of its common stock or borrow funds from private lenders. There can be no assurance that the Company will be successful in obtaining additional funding.

The Company will need additional investments in order to continue operations. Additional investments are being sought, but the Company cannot guarantee that it will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. In the event there is a downturn in the U.S. stock and debt markets, this could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if the Company is able to raise the funds required, it is possible that it could incur unexpected costs and expenses, fail to collect significant amounts owed to it, or experience unexpected cash requirements that would force it to seek alternative financing. Further, if the Company issues additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders.

Discussion as of December 31, 2016:

Results of Operations

For the Fiscal Year ended

	31-Dec-16	31-Dec-15	$ Change	% Change
Gross revenue	$ -	$ -	$ -	0.00%

Operating expenses	100,000	206	99,794	48,543.69%

Loss from Operations	(100,000)	(206)	(99,794)	48,543.69%

Other Expense	3,000	3,000	-	0.00%

Net Loss	(103,000)	(3,206)	99,794	3,212.73%

Net loss per share - basic and diluted	$ (0.00)	$ (0.00)	$ (0.00)	0.00%

Revenues

Since our inception in March 2014, we have not generated any minimal revenue from our operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including the financial risks associated with the limited capital resources currently available to us and risks associated with the implementation of our business strategies.

For the year ended December 31, 2016, we generated $0 in revenue from sales, as compared to $0 for the year ended December 31, 2015, an increase of $0. Prior to the launch of the GCC Superstore in 2017, the Company offered Company specific merchandise on its corporate website, Greater Cannabis Company, LLC. The Company elected to terminate offering merchandise on its corporate website in June 2016.

Operating Expenses

Our cost of revenues increased $0 during 2016, from $0 during fiscal year 2015.

We anticipate that our cost of revenues will increase in 2017 and for the foreseeable future as we continue the development of the Company's online store, an ecommerce platform hosted externally that we use to sell cannabis and smoking related merchandise to our customer base. We believe the vast majority of The Greater Cannabis Company, Inc.’s revenues and shareholder value will come through the Company’s GCC Superstore, advertising on the GCC Superstore.

We incurred $0 and $0 in advertising expenses during fiscal years 2016 and 2015, respectively. The Company anticipates that this expense will increase during fiscal year 2017 and going forward.

We incurred $0 and $0 in Payroll and related expenses during fiscal years 2016 and 2015, respectively. The Company anticipates that it will need to expand its development team for the GCC Superstore and in-house developers by the end of 2017. Management believes that this will allow it to introduce new features to our products more rapidly, which we expect will result in additional customer growth and revenue.

During the year 2016, the Company provided a provision for nonrecoverability of the Artemis License Agreement costs in the amount of $100,000.

The Greater Cannabis Company, Inc.’s other general and administrative expenses decreased to $0 during fiscal year 2016 from $206 in 2015.

The combination of these increasing expenditures resulted in The Greater Cannabis Company, Inc.’s total operating expenses growing to $100,000 in fiscal year 2016 versus $206 in 2015, an increase of $99,794.

Loss from Operations

The Greater Cannabis Company, Inc.’s Loss from Operations increased to $100,000 for fiscal year 2016 from $206 in 2015, an increase of $99,794.

Other Expenses

Other expenses included interest expense in the amount of $3,000 during fiscal year 2016 and 2015.

Net Loss

For the fiscal year ended 2016, our net loss increased to $103,000, as compared to $3,206 for the year ended December 31, 2015, an increase of $99,794.

Liquidity and Capital Resources

Capital Raising

From inception through March 31, 2017, the Company raised $750.00 through the issuance of two Promissory Notes.

The majority of funding to operate the Company's operations has come directly from the Company's previous parent company, Sylios Corp. As of the date of this filing, the Company has two Notes payable to Sylios Corp in the combined amount of $104,557. Please see NOTE F- NOTES PAYABLE TO RELATED PARTY for further information.

Cash on Hand

Our cash on hand as of December 31, 2016 was $0, as compared to $0 as of December 31, 2015.

We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to raise the funds we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise the capital we need for our operations from the sale of our securities. We have not located any sources for these funds and may not be able to do so in the future. We expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to cease operations. If we fail to raise funds we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. Please see NOTE B- GOING CONCERN for further information.

Use of Cash

We had net cash used in operating activities for the year ended December 31, 2016 and December 31, 2015 of $0 and $206, respectively.

We had net cash provided in financing activities for the year ended December 31, 2016 and December 31, 2015 of $0, and $73, respectively.

Required Capital Over the Next Fiscal Year

We expect to incur losses from operations for the near future. We believe we will have to raise an additional $500,000 to fund our operations through the end of the 2017 fiscal year, including roughly $50,000 to remain current in our filings with the SEC.

Future financing may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, existing holders of our securities may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our securities.

If additional financing is not available or is not available on acceptable terms, we may be required to delay or reduce our commercialization efforts.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows. See the Notes to the Financial Statements for more information.

OTC Bulletin Board Considerations

As discussed elsewhere in this registration statement, the Company’s common stock is not currently traded on the Over the Counter Bulletin Board (“OTCBB”). To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. As of the date of this Prospectus, the Company has not filed a Form 211 with FINRA.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our Directors and Executive Officers are set forth below. Our By-Laws provide for not less than one Director. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. The officers are elected by our Board.

Name	Age	Position and Term
Wayne Anderson	51	President, Director and Chairman of the Board (Since 2014)

Wayne Anderson, President, Director and Chairman of the Board - Wayne Anderson is the co-founder and acting President and Chairman of the Board of Sylios Corp and has served in this capacity since the Company’s inception in 2008. Mr. Anderson has been instrumental in the establishment and development of each of the Company’s operational subsidiaries. Mr. Anderson leverages nearly 15 years of business experience in the financial and medical sectors prior to founding the Company. Mr. Anderson completed his undergraduate education at the University of Georgia and received his Doctorate degree from Temple University.

Mr. Anderson will serve in a dual role as President of Sylios Corp. and the Company for the near term. The Company anticipates that it will need to retain additional management and key personnel in the near future.

Family Relationships

There are no family relationships among the directors and executive officers.

EXECUTIVE COMPENSATION

Executive Compensation

Our executive officer(s) have not received any cash compensation since the date of our formation.  We did issue 2,000,000 shares of common stock to our sole officer for services rendered on behalf of the Company. Please see NOTE G –ISSUANCES OF COMMON STOCK for further information.

Equity Compensation, Pension or Retirement Plans

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

Audit Committee

Presently, our Board of Directors is performing the duties that would normally be performed by an audit committee. We intend to form a separate audit committee, and plan to seek potential independent directors. In connection with our search, we plan to appoint an individual qualified as an audit committee financial expert.

Options/SARS Grants During Last Fiscal Year

None.

Directors’ Compensation

As compensation for the services provided as a Director, the Company shall pay to the Director an amount equal to Ten Thousand and no/100 dollars ($10,000.00) and Ten Thousand (10,000) shares of the Company's common stock, both paid on the last calendar day of each quarter as long as the Director continues to fulfill his duties and provide the services set forth in the Board of Directors Services Agreement. The Director(s) shall begin receiving compensation for services rendered under this Agreement beginning during the second calendar quarter of 2017. No cash compensation or shares of the Company's common stock have been issued to the Company's one Director pursuant to the Services Agreement as of the date of this filing. The Company entered into a Board of Directors Services Agreement with Jimmy Wayne Anderson on March 10, 2017. Mr. Anderson shall begin receiving compensation for services rendered under this Agreement beginning during the second calendar quarter of 2017. Mr. Anderson is the Company's only Director as of the date of this filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into any transactions in which any of our directors, executive officers, or affiliates, including any member of an immediate family, had or are to have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 20, 2017, with respect to any person (including any “group”, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and executive officers and all of our directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to our directors and executive officers, is based on a review of statements filed with the Securities and Exchange commission (the “Commission”) pursuant to Sections 13 (d), 13 (f), and 13 (g) of the Exchange Act with respect to our common stock. As of June 20, 2017, there were 29,005,969 shares of our common stock outstanding.

The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The table below shows the number of shares beneficially owned as of June 20, 2017 by each of our individual directors and executive officers, by other holders of 5% or more of the outstanding stock and by all our current directors and executive officers as a group.

	Common Stock
	Beneficially	Percentage of
Name of Beneficial Owner (1)	Owned	Common Stock(3)
Wayne Anderson (2)(3)(4)	2,019,023	6.32%

Alpco (5)	4,386,012	13.73%

National Financial Services, LLC (7)	2,581,683	8.08%
Scottrade, Inc. (6)	5,768,813	18.06%
Emet Capital Partners, LLC (8)(9)	2,940,000	9.20%

Officers and Directors as a Group	2,019,023	6.32%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of June 20, 2017 are deemed outstanding for computing percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any person. Percentages are based on a total of shares of common stock outstanding on June 20, 2017, and the shares issuable upon exercise of options, warrants exercisable, and debt convertible on or within 60 days of June 20, 2017.

(2) Two million shares were issued to Mr. Anderson for services rendered for the Company. The additional shares included within Mr. Anderson's ownership include 19,016 shares received as per the stock dividend issued by Sylios Corp, two shares held by his daughter Kathleen Anderson, one share held by his daughter Lauren Anderson, two shares held by his son Matthew Anderson and two shares held by his daughter Sarah Anderson. All shares held by family members were received as per the stock dividend issued by Sylios Corp.

(3) The number of common shares outstanding used in computing the percentages is 31,945,969.

(4) The address for Mr. Anderson is 244 2nd Ave N., Suite 9, St. Petersburg, FL 33701.

(5) The address for Alpco is 39 Exchange Place, Salt Lake City, UT 84111.

(6) The address for Scottrade is 500/510 Maryville Center Dr, St. Louis, MO 63141.

(7) The address for National Financial Services, LLC is 200 Liberty St, 5th FL, One World Financial Center, New York, NY 10281.

(8) The address for Emet Capital Partners, LLC is 395 Pearsall Avenue, Unit D, Cedarhurst, NY 11516.

(9) The shares held by Emet Capital Partners, LLC include Two Million Five Hundred Thousand shares in reserve as per the terms of the May 25, 2017 Securities Purchase Agreement and Four Hundred Forty Thousand shares issuable under the May 25, 2017 warrant issued.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

OTC Bulletin Board Considerations

As discussed elsewhere in this registration statement, the Company’s common stock is not currently traded on the Over the Counter Bulletin Board (“OTCBB”). To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made.

Holders

As of June 20, 2017, the approximate number of stockholders of record of the Common Stock of the Company was 288.

Dividend Policy

The Company has never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Indemnification for Securities Act Liabilities

Our Certificate of Incorporation provides to the fullest extent permitted by Florida Law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By-Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we and the selling stockholders are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Legal Proceedings

We know of no pending proceedings to which any director, member of senior management, or affiliate is either a party adverse to us or has a material interest adverse to us.

• None of our executive officers or directors have (i) been involved in any bankruptcy proceedings within the last five years, (ii) been convicted in or has pending any criminal proceedings (other than traffic violations and other minor offenses), (iii) been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or (iv) been found to have violated any Federal, state or provincial securities or commodities law and such finding has not been reversed, suspended or vacated.

Experts

The financial statements for the years ended December 31, 2016 and 2015 for The Greater Cannabis Company, Inc. included in this prospectus and elsewhere in the registration statement have been audited by Michael T. Studer CPA P.C., as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

CORPORATE GOVERNANCE

Governance of Our Company

We seek to maintain high standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our shareholders well and maintaining our integrity in the marketplace. Our corporate governance guidelines and code of business conduct, together with our Articles of Incorporation, Bylaws and the charters for each of our Board committees, form the basis for our corporate governance framework. We also are subject to certain provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC. The full text of the Code of Conduct is available on our website at http://greatercannabiscompany.com/corporate-governance/.

Our Board of Directors

Our Board currently consists of one member. The number of directors on our Board can be determined from time to time by action of our Board.

Our Board believes its members collectively have the experience, qualifications, attributes and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to their Board and committee duties, a commitment to representing the best interests of the Company and our stockholders and a dedication to enhancing stockholder value.

Risk Oversight. Our Board oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company's business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. Each of our Board committees also coordinates oversight of the management of our risk that falls within the committee's areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. The Board also is provided updated by the CEO and other executive officers of the Company on a regular basis.

Shareholder Communications. Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at 244 2nd Ave N., Suite 9, St. Petersburg, FL 33701, Attention: Investor Relations or via e-mail communication at info@greatercannabiscompany.com. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate. Please note that the foregoing communication procedure does not apply to (i) shareholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

Board Committees

None.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth expenses (estimated except for the NASDAQ Listing Fee, SEC registration fees and FINRA notice fee) in connection with the offering described in the Registration Statement:

SEC registration fees	$ 696.19
Legal fees and expenses	$ 10,000
Accountants fees and expenses	$ 10,000
TOTAL	$ 20,696.19

Item 14. Indemnification of Directors and Officers.

The Certificate of Incorporation of the Company provides that:

•

The Corporation shall indemnify a director or officer of the Corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or office was a party because the director or officer is or was a director or officer of the Corporation against reasonable attorney fees and expenses incurred by the director or officer in connection with the proceeding.  The Corporation may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the Corporation against liability if authorized in the specific case after determination, in the manner required by the board of directors, that indemnification of the director, officer, employee or agent, as the case may be, is permissible in the circumstances because the director, officer, employee or agent has met the standard of conduct set forth by the board of directors.  The indemnification and advancement of attorney fees and expenses for directors, officers, employees and agents of the Corporation shall apply when such persons are serving at the Corporation’s request while a director, officer, employee or agent of the Corporation, as the case may be, as a director, officer, partner, trustee, employee or agent of another foreign or domestic Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, as well as in their official capacity with the Corporation.  The Corporation also may pay for or reimburse the reasonable attorney fees and expenses incurred by a director, officer, employee or agent of the Corporation who is a party to a proceeding in advance of final disposition of the proceeding.  The Corporation also may purchase and maintain insurance on behalf of an individual arising from the individual’s status as a director, officer, employee or agent of the Corporation, whether or not the Corporation would have power to indemnify the individual against the same liability under the law.  All references in these Articles of Incorporation are deemed to include any amendment or successor thereto.  Nothing contained in these Articles of Incorporation shall limit or preclude the exercise of any right relating to indemnification or advance of attorney fees and expenses to any person who is or was a director, officer, employee or agent of the Corporation or the ability of the Corporation otherwise to indemnify or advance expenses to any such person by contract or in any other manner.  If any word, clause or sentence of the foregoing provisions regarding indemnification or advancement of the attorney fees or expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected.  All references in these Articles of Incorporation to “director”, “officer”, “employee”, and “agent” shall include the heirs, estates, executors, administrators and personal representatives of such persons.

Any indemnification as outlined above is not exclusive of any other rights to indemnification afforded by Florida law.

Item 15. Recent Sales of Unregistered Securities.

Each of the below transactions were exempt from the registration requirements of the Securities Act in reliance upon Rule 701 promulgated under the Securities Act, Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

Since the Company’s inception on March 14, 2014 through March 31, 2017, the Company issued and/or sold the following unregistered securities:

On March 10, 2017, the Company through its Transfer Agent, Pacific Stock Transfer, issued shares of common stock of The Greater Cannabis Company, Inc. to certificated shareholders of Sylios Corp. Under the announced spin-off/stock dividend, Sylios Corp shareholders as of the Record Date, February 3, 2017, received one share of common stock of The Greater Cannabis Company, Inc. for every 500 shares of common stock of Sylios Corp held. A total of 26,905,969 shares of common stock were issued.

In March 2017, the Company issued 2,000,000 shares of common stock for services rendered.

In March 2017, the Company issued 100,000 shares of common stock as compensation to a consultant.

In May 2017, the Company reserved 2,500,000 shares as per terms of a Securities Purchase Agreement.

Except as noted, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules.

INDEX TO FINANCIAL STATEMENTS

Financial Statements	Page
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of March 31, 2017 (Unaudited) and December 31, 2016 and 2015	F-2
Consolidated Statements of Operations for the years ended December 31, 2016 and 2015	F-3
Consolidated Statements of Operations for the three months ended March 31, 2017 and 2016 (Unaudited)	F-4
Consolidated Statements of Stockholders’ Deficiency for the three months ended March 31, 2017 (Unaudited) and for the years ended December 31, 2016 and 2015	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2017 and 2016	F-6
Consolidated Statements of Cash Flows for the three months ended March 31, 2017 and 2016 (Unaudited)	F-7
Notes to Consolidated Financial Statements	F-8 to F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of The Greater Cannabis Company, Inc.:

I have audited the accompanying consolidated balance sheets of The Greater Cannabis Company, Inc. (the “Company”) as of December 31, 2016 and 2015 and the related consolidated statements of operations, stockholders’ (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Greater Cannabis Company, Inc. as of December 31, 2016 and 2015 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.

Freeport, New York

June 20, 2017

THE GREATER CANNABIS COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$ 750	$ -	$ -
Total current assets	750	-	-

OTHER ASSETS
Artemis License Agreement costs (net of allowance for nonrecoverability of costs of $100,000, $100,000, and $ 0, respectively)	-	-	100,000

Total assets	$ 750	$ -	$ 100,000

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES
Accrued interest	$ 7,777	$ 7,027	$ 4,027
Loans payable to related parties	1,761	1,761	1,761
Notes payable to third parties	750	-	-
Notes payable to related party	104,557	100,000	100,000
Total current liabilities	114,845	108,788	105,788

STOCKHOLDERS’ (DEFICIENCY)
Preferred stock; 10,000,000 shares authorized, $.001 par value, as of March 31, 2017, December 31, 2016 and 2015, there are no shares outstanding	-	-	-
Common stock; 500,000,000 shares authorized, $.001 par value, as of March 31, 2017, December 31, 2016 and 2015, there are 29,005,969, 26,905,969 and 26,905,969 shares outstanding, respectively	29,006	26,906	26,906
Additional paid-in capital	495,994	(26,906)	(26,906)
Accumulated deficit	(639,095)	(108,788)	(5,788)

Total stockholders’ (deficiency)	(114,095)	(108,788)	(5,788)
Total liabilities and stockholders’ (deficiency)	$ 750	$ -	$ 100,000

                                           The accompanying notes are an integral part of these statements

THE GREATER CANNABIS COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2016	Year ended December 31, 2015

Revenue:
Revenues	$ -	$ -

Operating Expenses:
Provision for nonrecoverability of Artemis License Agreement costs	100,000	-
General and administrative expenses	-	206
Total operating expenses	100,000	206

Loss from operations	(100,000)	(206)

Other expenses:
Interest expense	3,000	3,000

Net loss	$ (103,000)	$ (3,206)

Basic and diluted loss per common share	$ (.00)	$ (.00)

Weighted average common shares outstanding-basic and diluted	26,905,969	26,905,969

The accompanying notes are an integral part of these statements.

THE GREATER CANNABIS COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2017 and 2016

	(Unaudited) March 31, 2017	(Unaudited) March 31, 2016

Revenue:
Revenues	$ -	$ -

Operating Expenses:
Officer compensation (including stock-based compensation of $500,000 and $ 0, respectively)	500,000	-
Consulting fees (including stock-based compensation of $25,000 and $0, respectively)	25,000	-
Other selling, general and administrative expenses	4,557	-
Total operating expenses	529,557	-

Loss from operations	(529,557)	-

Other expenses:
Interest expense	750	750

Net loss	$ (530,307)	$ (750)

Basic and diluted loss per common share	$ (.02)	$ (.00)

Weighted average common shares outstanding-basic and diluted	26,946,106	26,905,969

The accompanying notes are an integral part of these statements.

THE GREATER CANNABIS COMPANY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIENCY)

 For the three months ended March 31, 2017 (Unaudited)

and for the years ended December 31, 2016 and 2015

	Common stock		Additional Paid in	Deficit Accumulated During the Development
	Shares	Amount	Capital	Stage	Total
Balance at December 31, 2014	26,905,969	$ 26,906	$ (26,906)	$ (2,582)	$ (2,582)
Net (loss) for the year ended December 31, 2015				(3,206)	(3,206)
Balance at December 31, 2015	26,905,969	26,906	(26,906)	(5,788)	(5,788)
Net (loss) for the year ended December 31, 2016				(103,000)	(103,000)
Balance at December 31, 2016	26,905,969	26,906	(26,906)	(108,788)	(108,788)
Issuance of restricted common stock to Company chief executive Officer for services rendered	2,000,000	2,000	498,000	-	500,000
Issuance of restricted common stock to consultant for services rendered	100,000	100	24,900	-	25,000
Net (loss) for the three months ended March 31, 2017				(530,307)	(530,307)
Balance at March 31, 2017
(Unaudited)	29,005,969	$ 29,006	$ 495,994	$ (639,095)	$ (114,095)

The accompanying notes are an integral part of these statements.

THE GREATER CANNABIS COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2016	For the year ended December 31, 2015
OPERATING ACTIVITIES
Net (loss)	$ (103,000)	$ (3,206)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for nonrecoverability of Artemis License Agreement costs	100,000	-
Accrued expenses-interest	3,000	3,000
Net cash (used) in operating activities	-	(206)

INVESTING ACTIVITIES	-	-

FINANCING ACTIVITIES
Proceeds from loans payable to related parties	-	73

Net cash provided by financing activities	-	73

NET INCREASE (DECREASE) IN CASH	-	(133

CASH BALANCE, BEGINNING OF PERIOD	-	133

CASH BALANCE, END OF PERIOD	$ -	$ -

Supplemental Disclosures of Cash Flow Information:
Interest paid	$ -	$ -
Income taxes paid	$ -	$ -

The accompanying notes are an integral part of these statements

THE GREATER CANNABIS COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2017 and 2016

	(Unaudited) March 31, 2017	(Unaudited) March 31, 2016
OPERATING ACTIVITIES
Net (loss)	$ (530,307)	$ (750)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	525,000	-
Accrued expenses-interest	750	750
Net cash (used) in operating activities	(4,557)	-

INVESTING ACTIVITIES	-	-

FINANCING ACTIVITIES
Proceeds from note payable to related party	4,557
Proceeds from notes payable to third parties	750	-

Net cash provided by financing activities	5,307	-

NET INCREASE (DECREASE) IN CASH	750	-

CASH BALANCE, BEGINNING OF PERIOD	-	-

CASH BALANCE, END OF PERIOD	$ 750	$ -

Supplemental Disclosures of Cash Flow Information:
Interest paid	$ -	$ -
Income taxes paid	$ -	$ -

The accompanying notes are an integral part of these statements

THE GREATER CANNABIS COMPANY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2017 and 2016 (Unaudited)

and for the years ended December 31, 2016 and 2015

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Greater Cannabis Company, Inc. (f/k/a The Greater Cannabis Company, LLC) was formed in Florida on March 14, 2014. The Company's business plan is to concentrate on cannabis related investment and development opportunities through its online store, direct investments in private and public entities, joint ventures, licensing agreements or acquisitions.

The Company's business model is divided into three operational activities:

1. E-commerce- Through the Company's wholly owned subsidiary, GCC Superstore, LLC, the Company has established an online store whose products focus on cannabis related paraphernalia. The online store, GCC Superstore, was opened in June 2017 and can be found at www.gccsuperstore.com. At present, the GCC Superstore carries in excess of 1000 SKUs from 20 suppliers and over 50 brands. The online store operates under a "drop-ship" model which affords it the benefit of less capital expenditure on inventory.

2. Advertising- With the development of the GCC Superstore, the Company will place directed advertising throughout the online store website. Advertising will originate through Google AdSense or direct sales of advertising by the Company.

3. Licensing- On July 31, 2014, the Company entered into a Licensing Agreement with Artemis Dispensing Technologies for the development and resell of an automated dispensing product. Please see NOTE C for further information. Under the collaboration and license agreement, Artemis was to be responsible for the development of a high end automated dispensing product. Upon launch and sales of the product, Artemis was to be responsible for the installation, training and customer support for the hardware and software. The Company was to be responsible for direct sales, addition of key distributors and sublicensing of specific territories within the U.S.

Spin-Off

Effective March 10, 2017, in connection with a partial spin-off of the Company from Sylios Corp, the Company issued a total of 26,905,969 shares of its common stock. 5,378,476 shares were issued to Sylios Corp (representing 19.9% of the issued and outstanding shares of Company common stock after the spin-off) and 21,527,493 shares were issued to the stockholders of record of Sylios Corp on February 3, 2017 on the basis of one share of Company common stock for each 500 shares of Sylios Corp common stock held (representing 80.1% of the issued and outstanding shares of Company common stock after the spin-off).

Prior to the spin-off, the Company was a wholly owned subsidiary of Sylios Corp. The accompanying financial statements retroactively reflect the spin-off transaction.

THE GREATER CANNABIS COMPANY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2017 and 2016 (Unaudited)

and for the years ended December 31, 2016 and 2015

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING  POLICIES (continued)

Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States and have been consistently applied in the preparation of the financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of The Greater Cannabis Company, Inc. and its wholly owned subsidiary, GCC Superstore, LLC. GCC Superstore, LLC was formed in Florida on January 13, 2017. All inter-company balances and transactions have been eliminated in consolidation.

Interim Financial Statements

The interim financial statements as of March 31, 2017 and for the three months ended March 31, 2017 and 2016 are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. These statements reflect all normal and recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the information contained herein. The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 2017.

Cash Equivalents

Investments having an original maturity of 90 days or less that are readily convertible into cash are considered to be cash equivalents. During the period from March 14, 2014 (date of inception) to March 31, 2017, the Company had no cash equivalents.

Income Taxes

In accordance with Accounting Standards Codification (ASC) 740 - Income Taxes, the provision for income taxes is computed using the asset and liability method. The asset and liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements.  The resulting deferred tax assets or liabilities are adjusted to reflect changes in tax laws as they occur.  A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

We expect to recognize the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting

THE GREATER CANNABIS COMPANY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2017 and 2016 (Unaudited)

and for the years ended December 31, 2016 and 2015

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

a "more-likely-than-not" threshold, the amount to be recognized in the financial statements will be the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of March 31, 2017, we had no uncertain tax positions. We recognize interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. We currently have no federal or state tax examinations nor have we had any federal or state examinations since our inception. To date, we have not incurred any interest or tax penalties.

Financial Instruments and Fair Value of Financial Instruments

We adopted ASC Topic 820, Fair Value Measurements and Disclosures, for assets and liabilities measured at fair value on a recurring basis. ASC Topic 820 establishes a common definition for fair value to be applied to existing US GAAP that requires the use of fair value measurements that establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC Topic 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. We had no financial assets or liabilities carried and measured on a recurring or nonrecurring basis during the reporting periods.

Derivative Liabilities

We evaluate stock options, stock warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under the relevant sections of ASC Topic 815-40, Derivative Instruments and Hedging: Contracts in Entity’s Own Equity.

The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative instrument and is marked-to-market at each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income or other expense. Upon conversion or exercise of a derivative instrument,

THE GREATER CANNABIS COMPANY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2017 and 2016 (Unaudited)

and for the years ended December 31, 2016 and 2015

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Financial instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815-40 are reclassified to a liability account at the fair value of the instrument on the reclassification date. We determined that none of our financial instruments meet the criteria for derivative accounting as of March 31, 2017, December 31, 2016 and 2015.

Long-lived Assets

Long-lived assets such as property and equipment and intangible assets are periodically reviewed for impairment. We test for impairment losses on long-lived assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Impairment evaluations involve management's estimates on asset useful lives and future cash flows. Actual useful lives and cash flows could be different from those estimated by management which could have a material effect on our reporting results and financial positions. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Website Development Costs

Website development costs are expensed as incurred. For the three months ended March 31, 2017 and 2016, website development expense was $3,183 and $0, respectively. For the years ended December 31, 2016 and 2015, website development expense was $0 and $0, respectively.

Deferred Financing Costs

Deferred financing costs represent costs incurred in the connection with obtaining debt financing. These costs are amortized ratably and charged to financing expenses over the term of the related debt.

Equity Instruments Issued to Non-Employees for Acquiring Goods or Services

Issuances of our common stock or warrants for acquiring goods or services are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the fair value of the equity instruments issued to consultants or vendors is determined at the earlier of (i) the date at which a commitment for performance to earn the equity instruments is reached (a "performance commitment" which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (ii) the date at which performance is complete.

THE GREATER CANNABIS COMPANY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2017 and 2016 (Unaudited)

and for the years ended December 31, 2016 and 2015

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Although situations may arise in which counter performance may be required over a period of time, the equity award granted to the party performing the service is fully vested and non-forfeitable on the date of the agreement. As a result, in this situation in which vesting periods do not exist if the instruments is fully vested on the date of agreement, we determine such date to be the measurement date and will record the estimated fair market value of the instruments granted as a prepaid expense and amortize such amount to expense over the contract period. When it is appropriate for us to recognize the cost of a transaction during financial reporting periods prior to the measurement date, for purposes of recognition of costs during those periods, the equity instrument is measured at the then-current fair values.

Stock-Based Compensation

We account for share-based awards to employees in accordance with ASC 718 “Stock Compensation”. Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the estimated service period (generally the vesting period) on the straight-line attribute method. Share-based awards to non-employees are accounted for in accordance with ASC 505-50 “Equity”, wherein such awards are expensed over the period in which the related services are rendered.

Related Parties

A party is considered to be related to us if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with us. Related parties also include our principal owners, our management, members of the immediate families of our principal owners and our management and other parties with which we may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties, or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests, is also a related party.

Revenue Recognition

Revenue from product sales is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed or determinable, (3) collectability is reasonably assured, and (4) delivery has occurred. For the periods presented, the Company had no revenues.

Advertising Costs

Advertising costs are expensed as incurred. For the periods presented, we had no advertising costs.

THE GREATER CANNABIS COMPANY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2017 and 2016 (Unaudited)

and for the years ended December 31, 2016 and 2015

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss per Share

We compute net loss per share in accordance with FASB ASC 260. The ASC specifies the computation, presentation and disclosure requirements for loss per share for entities with publicly held common stock.

Basic loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed on the basis of the weighted average number of common shares and dilutive securities (such as stock options, warrants and convertible securities) outstanding. Dilutive securities having an anti-dilutive effect on diluted net loss per share are excluded from the calculation.

Recently Enacted Accounting Standards

 In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, which will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. As amended by the FASB in July 2015, the standard is effective for annual periods beginning after December 15, 2017, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of ASU 2014-09 on our future financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to provide guidance on recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements, specifically differentiating between different types of leases. The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from all leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from previous GAAP. There continues to be a differentiation between finance leases and operating leases. However, the principal difference from previous guidance is that the lease assets and lease liabilities arising from operating leases should be recognized in the balance sheet. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. The amendments will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a

THE GREATER CANNABIS COMPANY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2017 and 2016 (Unaudited)

and for the years ended December 31, 2016 and 2015

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. These practical expedients relate to the identification and classification of leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. An entity that elects to apply the practical expedients will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP unless the lease is modified, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases at each reporting date based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous GAAP. The Company is currently evaluating the impact of these amendments on its financial statements.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations, to clarify the implementation guidance on principal versus agent considerations and address how an entity should assess whether it is the principal or the agent in contracts that include three or more parties. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09 (discussed above). The Company is currently evaluating the impact of these amendments on its financial statements.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, to clarify the following two aspects of Topic 606: 1) identifying performance obligations, and 2) the licensing implementation guidance. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09 (discussed above). The Company is currently evaluating the impact of these amendments on its financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

THE GREATER CANNABIS COMPANY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2017 and 2016 (Unaudited)

and for the years ended December 31, 2016 and 2015

NOTE A - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Financial instruments included in the Company's financial statements include cash, accrued interest payable, loans payable to related parties, notes payable to third parties and notes payable to related party. Unless otherwise disclosed in the notes to the financial statements, the carrying value of financial instruments is considered to approximate fair value due to the short maturity and characteristics of those instruments. The carrying value of debt approximates fair value as terms approximate those currently available for similar debt instruments.

NOTE B - GOING CONCERN

The Company just recently commenced planned principal operations through the opening of its GCC Superstore. The Company had no revenues and has incurred losses of $639,095 for the period March 14, 2014 (inception) to March 31, 2017. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE C - ARTEMIS LICENSING AGREEMENT

On July 31, 2014, the Company entered into a Licensing Agreement (the “Agreement”) with Artemis Dispensing Technologies ("Artemis") for the development and resell of an automated dispensing product. Under the collaboration and license agreement, Artemis was to be responsible for the development of a high end automated dispensing product. Upon launch and sales of the product, Artemis was to be responsible for the installation, training and customer support for the hardware and software. The Company was to be responsible for direct sales, addition of key distributors and sublicensing of specific territories within the U.S.

THE GREATER CANNABIS COMPANY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2017 and 2016 (Unaudited)

and for the years ended December 31, 2016 and 2015

NOTE C - ARTEMIS LICENSING AGREEMENT (continued)

Under the terms of the Agreement, the Company was to pay Artemis a licensing fee of $500,000 payable as follows: (1) $100,000 upon execution of the Agreement (which was paid to Artemis in August 2014), (2) $100,000 in 60 days, (3) $100,000 upon Artemis' delivery of a functioning prototype, and (4) $200,000 after delivery of the prototype. The Company failed to pay the $100,000 due within 60 days of the July 31, 2014 Agreement date. Artemis failed to deliver any prototype of the dispensing product to the Company.

On December 31, 2016 (expiration date of the initial term of the Agreement), the Company reduced the carrying value of the Artemis Licensing Agreement capitalized costs from $100,000 to $0 and recognized an expense provision for nonrecoverability of Artemis License Agreement costs of $100,000.

NOTE D- LOANS PAYABLE TO RELATED PARTIES

Loans payable to related parties consist of:

	March 31, 2017	December 31, 2016	December 31, 2015
Due to Chief Executive Officer	$ 1,477	$ 1,477	$ 1,477
Due to two subsidiaries of Sylios Corp	284	284	284
Total	$ 1,761	$ 1,761	$ 1,761

The loans are non-interest bearing and are due on demand.

THE GREATER CANNABIS COMPANY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2017 and 2016 (Unaudited)

and for the years ended December 31, 2016 and 2015

NOTE E- NOTES PAYABLE TO THIRD PARTIES

Notes payable to third parties consist of:

	March 31, 2017	December 31, 2016	December 31, 2015
Promissory Note dated March 28, 2017 payable to John T. Root, Jr., interest at 4%, due September 28, 2017, convertible into shares of common stock at a conversion price of $.001 per share.	$ 375	$ -	$ -
Promissory Note dated March 28, 2017 payable to Expert Witness Locators, LLC, interest at 4%, due September 28, 2017, convertible into shares of common stock at a conversion price of $.001 per share.	375	-	-
Total	$ 750	$ -	$ -

NOTE F- NOTES PAYABLE TO RELATED PARTY

Notes payable to related party consist of:

	March 31, 2017	December 31, 2016	December 31, 2015
Promissory Note dated August 12, 2014 payable to Sylios Corp, interest at 3%	$ 100,000	$ 100,000	$ 100,000
Promissory Note dated March 31, 2017 payable to Sylios Corp, interest at 3%, due September 30, 2017	4557	-	-
Total	$ 104,557	$ 100,000	$ 100,000

THE GREATER CANNABIS COMPANY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2017 and 2016 (Unaudited)

and for the years ended December 31, 2016 and 2015

NOTE G – ISSUANCES OF COMMON STOCK

Effective March 10, 2017, in connection with a partial spin-off of the Company from Sylios Corp, the Company issued a total of 26,905,969 shares of its common stock. 5,378,476 shares were issued to Sylios Corp (representing 19.9% of the issued and outstanding shares of Company common stock after the spin-off) and 21,527,493 shares were issued to the stockholders of record of Sylios Corp on February 3, 2017 on the basis of one share of Company common stock for each 500 shares of Sylios Corp common stock held (representing 80.1% of the issued and outstanding shares of Company common stock after the spin-off).

Prior to the spin-off, the Company was a wholly owned subsidiary of Sylios Corp. The accompanying financial statements retroactively reflect the spin-off transaction.

Effective March 22, 2017, the Company issued 100,000 shares of its common stock to a consulting firm entity for service rendered. The $25,000 estimated fair value of the 100,000 shares has been expensed as consulting fees in the three months ended March 31, 2017.

Effective March 31, 2017, the Company issued 2,000,000 shares of its common stock to our Chief Executive Officer, Wayne Anderson, for services rendered. The $500,000 estimated fair value of the 2,000,000 shares has been expensed as officer compensation in the three months ended March 31, 2017.

NOTE H - INCOME TAXES

At December 31, 2016, the Company has available for federal income tax purposes a net operating loss carry forward of approximately $108,788, expiring in the year 2036, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to possible significant changes in the Company's ownership, the future use of its existing net operating losses may be limited. All or a portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits.

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses and other items. Loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

The Company’s deferred taxes as of December 31, 2016 and 2015 consist of the following:

	2016	2015
Non-Current deferred tax asset:
Net operating loss carry-forwards	$ 38,076	$ 2,025
Valuation allowance	(38,076)	(2,025)
Net non-current deferred tax asset	$ -	$ -

THE GREATER CANNABIS COMPANY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2017 and 2016 (Unaudited)

and for the years ended December 31, 2016 and 2015

NOTE I - COMMITMENTS AND CONTINGENCIES

Directors Service Agreement

On March 10, 2017, the Company executed a Board of Directors Service Agreement with Wayne Anderson. Under the terms of the Agreement, commencing April 1, 2017 the Company is to pay Mr. Anderson $10,000 per quarter for which Mr. Anderson serves on the Board of Directors. In addition to cash compensation, the Company is to issue Mr. Anderson 10,000 shares of its common stock for each quarter served.

Occupancy

From March 14, 2014 (inception) to March 31, 2017 and continuing, the Company has used office space provided by its former parent company, Sylios Corp, at no cost to the Company.

NOTE J - SUBSEQUENT EVENTS

On April 21, 2017, the Company entered into a definitive Asset Acquisition Agreement (the "Agreement") with Sylios Corp ("Sylios"), whereby the Company acquired Sylios' wholly owned subsidiary Bud Bank, LLC ("Bud Bank"). Under the Agreement, the Company is obligated to pay Sylios a royalty of 10% of net sales proceeds generated by Bud Bank through its operations up to a total of $50,000 and thereafter for perpetuity pay a royalty of 3% of net sales proceeds generated by Bud Bank through its operations.

On May 25, 2017, the Company executed a Convertible Note (the “Convertible Note”) payable to Emet Capital Partners, LLC, (“EMET”) in the principal amount of $55,000. The Promissory Note was partially funded on June 5, 2017 in the amount of $5,000 and on June 15, 2017 in the amount of $7,300. The Convertible Note is convertible, in whole or in part, at any time and from time to time before maturity (May 25, 2018) at the option of the holder at the Variable Conversion Price, which shall mean the lesser of (i) $0.25 (the “Fixed Conversion Price”); or (ii) 50% multiplied by the Market Price (as defined). “Market Price” means the lowest Trading Prices (as defined below) for the Common Stock during the twenty (20) Trading Day period ending on the last complete Trading Day prior to the Conversion Date.  The Convertible Note has a term of one (1) year and bears interest at 5% annually. As part of the transaction, EMET was also issued a warrant granting the holder the right to purchase 440,000 shares of the Company's common stock at an exercise price of $.50 for a term of 5-years. As part of the Convertible Note, the Company executed a Registration Rights Agreement (the "RRA") dated May 25, 2017. Among other things, the RRA provides for the Company to file a Registration Statement with the SEC covering the resale of shares underlying the Convertible Note and the warrant and to have declared effective such Registration Statement. In the event that the Company doesn't meet the registration requirements provided for in the RRA, the Company is obligated to pay EMET certain payments for such failures.

Item 16. Exhibits and Financial Statement Schedules.

Exhibits required by Item 601 of Regulation S-K

The following exhibits are filed with this registration statement:

No.	Description
3.1	Articles of Organization
3.2	Notice of Conversion
3.3	Articles of Incorporation
3.4	Bylaws
3.5	The Greater Cannabis Company, LLC Reinstatement State of Florida dated January 12, 2017
4.1	Specimen certificate of common stock
5.1	Legal Opinion of John T. Root, Jr.
10.1	Anti-Dilution Agreement between Sylios Corp and The Greater Cannabis Company, Inc. dated as of February 22, 2017
10.2	Licensing Agreement with Artemis Technologies
10.3	Valvasone Trust Consulting Agreement dated as of December 24, 2016
10.4	Asset Acquisition Agreement between Sylios Corp and The Greater Cannabis Company, Inc. dated April 21, 2017
10.5	Collateral Agreement with SLMI Energy Holdings, LLC and Sylios Corp dated as of March 22, 2017
10.6	Resale Certificate
10.7	Promissory Note between Sylios Corp and The Greater Cannabis Company, Inc. dated as of August 12, 2014
10.8	Board of Directors Services Agreement with Jimmy Wayne Anderson dated as of March 10, 2017
10.9	Promissory Note between The Greater Cannabis Company, Inc. and Expert Witness Locators dated as of March 22, 2017
10.10	Promissory Note between The Greater Cannabis Company, Inc. and John T. Root, Jr. dated as of March 22, 2017
10.11	Promissory Note between Sylios Corp and The Greater Cannabis Company, Inc. dated as of March 31, 2017
10.12	Registration Rights Agreement between The Greater Cannabis Company, Inc. and Emet Capital Partners, LLC dated as of May 25, 2017
10.13	Securities Purchase Agreement between The Greater Cannabis Company, Inc. and Emet Capital Partners, LLC dated as of May 25, 2017

10.14	Convertible Note between The Greater Cannabis Company, Inc. and Emet Capital Partners, LLC dated as of May 25, 2017
10.15	Escrow Agreement among The Greater Cannabis Company, Inc., Emet Capital Partners, LLC and Grushko & Mittman, P.C., as escrow agent, dated as of May 25, 2017
10.16	Common Stock Purchase Warrant Agreement between The Greater Cannabis Company, Inc. and Emet Capital Partners, LLC dated as of May 25, 2017
14.1	Code of Business Conduct and Ethics
21.1	Articles of Organization GCC Superstore, LLC
23.1	Consent of John T. Root, Jr.
23.2	Consent of Michael T. Studer, CPA
Graphic	Corporate logo- GCC
Graphic	Corporate logo GCC Superstore

+ Filed hereby with this Registration Statement.

++ To be filed by subsequent amendment.

XBRL Exhibits will be filed by subsequent amendment.

Item 17. Undertakings.

The undersigned Company hereby undertakes to:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on June 20, 2017.

THE GREATER CANNABIS COMPANY, INC.

By:	/s/ Wayne Anderson Wayne Anderson President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Wayne Anderson	Principal Executive Officer and Chairman of the Board of Directors	June 20, 2017